CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

CONFIDENTIAL

HSBC LATIN AMERICA B.V. and HSBC LATIN AMERICA HOLDINGS (UK) LIMITED and GRUPO FINANCIERO GALICIA S.A. and BANCO DE GALICIA Y BUENOS AIRES S.A.U.
SHARE PURCHASE AGREEMENT relating to the sale and purchase of the shares held by HSBC Latin America B.V. in the Companies

Table of Contents
Contents    Page
2    Sale and Purchase of the Shares and the Subordinated Debt    27
3    Consideration    27
4    Conditions    29
5    Pre-Closing Obligations    35
6    Closing    42
7    Post-Closing Adjustments    50
8    Post-Closing Obligations    53
9    Warranties and Indemnities    63
10    Guarantor Undertakings    65
11    Limitation of Liability    68
12    Claims    68
13    Restrictions on the Seller and the Purchasers    71
14    Confidentiality    80
15    Insurance    82
16    Other Provisions    83

i

Share Purchase Agreement
This Agreement is entered into by and among:
(1)HSBC LATIN AMERICA B.V., a company incorporated in the Netherlands whose registered office is at 8-14 Canada Square, London, E14 5HQ (the “Seller”)
(2)HSBC LATIN AMERICA HOLDINGS (UK) LIMITED, a company incorporated in England and Wales whose registered office is at 8 Canada Square, London, E14 5HQ (the “Seller Guarantor” or “HLAH”);
(3)BANCO DE GALICIA Y BUENOS AIRES S.A.U., a company organised in Argentina whose registered office is at Tte. Gral. Juan D. Peron 430, City of Buenos Aires, Argentina (“Banco Galicia”) ; and
(4)GRUPO FINANCIERO GALICIA S.A., a company organised in Argentina whose principal office is at Tte. Gral. Juan D. Peron 430, 25° Floor, City of Buenos Aires, Argentina (“Grupo Financiero”, together with Banco Galicia, the “Purchasers”).
Whereas:
(A)The Seller has agreed to sell, or procure the sale of, the Shares and the Subordinated Debt (each as defined below) and to assume the obligations imposed on the Seller under this Agreement;
(B)The Purchasers have agreed to purchase the Shares and the Subordinated Debt and to assume the obligations imposed on the Purchasers under this Agreement; and
(C)The Seller Guarantor has become a party to this Agreement for the purpose of entering into the guarantee set out in Clause 10.
It is agreed as follows:
1Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:
1.1Definitions
“2024 Dividend” means the amount in ARS of dividends proposed by the board of Grupo Financiero on 3 March 2024 and any subsequent cash dividends proposed by Grupo Financiero;
“2024 Dividend Instalment” means the amount of any instalment of the 2024 Dividend to Grupo Financiero’s ADS holders which have an ex-dividend date at or prior to the date on which the Seller and HLAH receive the relevant Consideration ADSs due on Closing pursuant to this Agreement, converted into US$ at the Applicable Exchange Rate on the Business Day on which the payment of such 2024 Dividend Instalment was made by Grupo Financiero to its ADS holders;
“2024 Dividend Instalment DPS” means, in respect of each 2024 Dividend Instalment, (i) the amount of such 2024 Dividend Instalment, divided by (ii) the number of ADSs that Grupo Financiero has outstanding as at the date of this Agreement;
“2024 Dividend Instalment Compensation Amount” means, in respect of each 2024 Dividend Instalment, the amount in US$ resulting from (i) the amount in US$ of the relevant

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2024 Dividend Instalment DPS multiplied by (ii) the aggregate of the number of Consideration ADSs to be issued to the Seller and HLAH as at Closing (including any 2024 Dividend Compensation ADSs in respect of any prior 2024 Dividend Instalments having already occurred);
“2024 Dividend Compensation ADS” means the aggregate number of Consideration ADSs resulting from (i) each 2024 Dividend Instalment Compensation Amount divided by (ii) the average of the volume-weighted trades for the Consideration ADRs as quoted by Bloomberg on the Business Day on the ex-dividend date for the relevant 2024 Dividend Instalment;
“Accounting Policies” has the meaning given to it in paragraph 2.1.1 of Part 1 of Schedule 3;
“Accounts” means (i) in respect of HSBC Bank Argentina S.A., the Target Group Insurance Companies and HSBC Global Asset Management Argentina S.A., each of the individual audited financial statements of such Target Group Companies and (ii) in respect of HSBC Argentina Holdings S.A. and HSBC Participaciones (Argentina) S.A., each of the individual unaudited financial statements of such Target Group Companies, in each case as at, and for the 12 (twelve)-month period ended on (a) in respect of the Target Group Insurance Companies, 30 June 2023 and (b) in respect of the other Target Group Companies, the Accounts Date;
“Accounts Date” means 31 December 2023;
“Acquisition” means the acquisition of the Shares and the Subordinated Debt by the Purchasers in accordance with the terms of this Agreement;
“Additional Capital Contribution” means the aggregate amount of any common equity capital injection payments made by the Seller or any member of the Seller’s Group (excluding for this purpose any member of the Target Group) to any member of the Target Group between (but excluding) the Accounts Date and Closing, in each case converted into US$ at the Consideration FX Rate;
“Additional Consideration ADSs Amount” means, subject to Clause 6.4.15, (i) such number of Consideration ADSs as shall (on the basis of the Closing Relevant Value) have a value, as near as possible but without involving fractions of Consideration ADSs, which is not less than the Additional Consideration ADSs Value and (ii) such number of Consideration ADSs which is equal to 72.8% of the aggregate of all 2024 Dividend Compensations ADSs (the “Seller Dividend Adjustment ADSs”) rounded to the nearest whole number, provided that if any Adjustment Event occurs between the date of Closing and the date of the issuance of such Consideration ADSs, there shall be an equitable increase to the Additional Consideration ADSs Amount to ensure, so far as possible, that the Consideration ADRs to be issued to the Seller pursuant to Clause 6.4.11 shall carry the same rights, entitlements and value as if the Adjustment Event had not occurred;
“Additional Consideration ADSs Value” means an amount equal to the sum of (a) if the Base Consideration Adjustments Amount is positive, an amount equal to the Grupo Financiero Relevant Proportion of the Base Consideration Adjustments Amount and (b) the Unpaid Cash Portion (if any);
“Adjustment Event” means:

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(i)any issue of any Consideration ADSs, Considerations ADRs or shares in Grupo Financiero by way of capitalisation of profits or reserves or by way of dividend or distribution;
(ii)any reduction of capital (of whatever nature, but excluding a cancellation of capital that is lost or not represented by available assets), or any other change in the number of Consideration Shares underlying Consideration ADSs;
(iii)any sub-division, stock split, consolidation or redesignation of or any repurchase or redemption of Consideration ADSs or Consideration Shares in Grupo Financiero; or
(iv)any other corporate actions or transaction having a similar effect to paragraphs (i) to (iii) above;
“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Purchaser, after consultation with counsel to the Purchaser: (i) would be required to be made in any Registration Statement filed with the SEC by Grupo Financiero so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) Grupo Financiero has a bona fide business purpose for not disclosing publicly;
“Adverse Regulatory Event” has the meaning given to it in Clause 8.10.2;
“Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise;
“Aggregate Consideration Amount” means the sum of the Share Consideration Amount and the Subordinated Debt Amount;
“Aggregate Net Income” means the sum of the Net Income of each member of the Target Group, calculated in accordance with the methodology set out in Part 3 of Schedule 3, converted into US$ at the Consideration FX Rate;
“Agreed Form” means, in relation to a document, such document in the terms agreed between the Seller and the Purchasers and signed for identification or agreed in writing (to include email) to be in agreed form by or on behalf of the Seller and the Purchasers with such alterations as may be agreed in writing (to include email) between the Seller and the Purchasers from time to time taking into account the requirements of Applicable Law;
“Agreement” means this share purchase agreement;
“AL30” means Sovereign Bonds issued by the Republic of Argentina denominated Bonos de la Republica Argentina en dólares estadounidenses Step Up 2030 under Argentine Law, ISIN ARARGE3209S6;

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“Alternative Securities” means any Argentine public debt instrument denominated in US Dollars and/or any other public or private bond or security issued in Argentina and denominated in US Dollars, negotiable in the Argentine securities markets, payable in ARS and in US Dollars and in a foreign stock market (including, without limitation, over-the-counter markets) payable in US Dollars;
“Anti-Bribery Laws” means:
(i)Sections 256, 256 bis., 258, 258 bis, 259, 265, 266 and 268(1), and 268(2) of the Argentina Criminal Code Law No. 25,188 (Statute on Ethics in the Exercise of Public Office), and Argentine Law No. 27,401 on corporate criminal liability for corruption-related offences;
(ii)the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder;
(iii)the UK Bribery Act 2010;
(iv)the Hong Kong Prevention of Bribery Ordinance; and
(v)any other Applicable Law which:
(a)prohibits the conferring, promising or receipt in an unauthorised or corrupt manner of any gift, payment, transfer of value, or financial or other advantage or benefit to, on, or from any person or any officer, employee, agent or adviser of such person; and/or
(b)is broadly equivalent to paragraph (ii), (iii) or (iv) above or was intended to enact the provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or which has as its objective the prevention of corruption;
(i)“Anti-Money Laundering Laws” means: (i) Sections 303, 304, 306 and 41(5) of the Argentine Criminal Code, Argentine Law No. 25,246 (as amended, including by Argentine Laws No. 26,087; 26,119; 26,268, 26,683; 26,831; 26,860; 27,304, 27,446, 24,470 and Executive Decree No. 27/2018) Decree No. 290/2007, Argentine Law No. 26,734 and Decree No. 918/2012, the resolutions issued by the Argentine Financial Information Unit (“UIF”, for its acronyms in Spanish), or any licence or regulation issued with respect to economic sanctions programs by the Office of Foreign Assets Control; (ii) the UK Money Laundering Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (and its predecessor legislation), the Proceeds of Crime Act 2002, the Terrorism Act 2000, the Sanctions and Anti-Money Laundering Act 2018, in each case to the extent applicable to the Target Group Companies; and (iii) any other relevant law, rule, regulation or other legally binding measure of any jurisdiction that is applicable to a Party which relates to the prevention of money laundering and/or terrorist financing (including, without limitation, any “know your client” or customer due diligence requirements);
“Anti-Tax Evasion Laws” means Part 3 of the UK Criminal Finances Act 2017 (Corporate Offences of Failure to Prevent Facilitation of Tax Evasion), any rules or regulations thereunder and any other similar criminal Laws, rules and regulations relating to criminal Tax evasion applicable to any of the Target Group Companies or any of their businesses;
“Antitrust Approval” means the authorisation of the sale of the Shares by the Antitrust Authority pursuant to Section 14(a) of the Antitrust Law;

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“Antitrust Approval Filing Deadline” has the meaning given to it in Clause 8.1.3;
“Antitrust Authority” means the Argentine Antitrust Authority (Autoridad Nacional de la Competencia), or the Argentine National Commission for the Defense of Competition (Comisión Nacional de Defensa de la Competencia), and/or the Secretary of Trade of the Ministry of Economy of Argentina and/or any other governmental entity that may assume its role as the regulatory body responsible for overseeing merger control in Argentina pursuant to the Antitrust Law;
“Antitrust Law” means the Argentine Competition Law N° 27,442 that regulates the merger control review in Argentina;
“Applicable Exchange Rate” means, with respect to amounts denominated or payable in (i) Argentine Pesos, the higher US$ to ARS foreign exchange rate (US$ 1; ARS [--]) of (a) the Implicit Exchange Rate, or (b) the Official Exchange Rate and (ii) any other currency other than US Dollars or Argentine Pesos, the mid-point spot rate applicable to that non-US Dollar currency as quoted on the Bloomberg BFIX page for the relevant currency;
“Applicable External IVA” has the meaning given to it in Clause 5.3.3;
“Applicable GAAP” means:
(i)in respect of HSBC Bank Argentina S.A., the accounting rules for financial institutions set forth by the BCRA (normas contables para entidades financieras establecidas por el BCRA);
(ii)in respect of the Target Group Insurance Companies, the accounting standards established by the Superintendencia de Seguros de la Nacion and the applicable valuation and exposure criteria established by the General Regulations of the Insurance Activity (prepared by the SSN);
(iii)in respect of HSBC Global Asset Management Argentina S.A., the accounting standards established by the Inspección General de Justicia and the CNV; and
(iv)in respect of any other Target Group Company, the generally accepted accounting principles issued by the Federación Argentina de Consejos Profesionales de Ciencias Económicas as adopted by the Buenos Aires Professional Council of Economics Sciences (CPCECABA as its Spanish acronym);
“Applicable Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, bye-law or approval, order or judgment of any authority, directive, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing, by any Governmental Entity having jurisdiction over the matter in question, where in effect as of the date of this Agreement or at any time thereafter;
“Appointment Notice” has the meaning given to it in paragraph 4.3 of Part 1 of Schedule 3;
“Approval Date” has the meaning given to it in Clause 8.6.1;
“Argentine Foreign Exchange Market” means the Argentine free foreign exchange market (Mercado Libre de Cambios) established by Article 1 of Decree No. 260/02, as restated under Article 132 of Law No 27,444, and any successor official market for foreign exchange transactions in Argentina;

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“ARS Exchange Deadline” has the meaning given to it in Clause 6.4.9(i);
“Associated Person” means, in relation to any Party, its directors, officers, employees, agents, subcontractors, or any other person acting on such Party’s behalf, as may be used in relation to the fulfilment of such Party’s obligations under this Agreement;
“Authorisation Regulations” means the consolidated regulatory text of “Authorisation and composition of the capital of financial entities”, pursuant to BCRA’s Communication “A” 6129, as amended and supplemented from time to time;
“Award Employee” means an employee or former employee of the Target Group as at Closing, but excluding any such person who is at Closing employed by the Seller’s Group (excluding the Target Group) who has been granted any Variable Pay Awards or is eligible to receive a Variable Pay Award;
“Banco Galicia Guaranteed Obligations” has the meaning given to it in Clause 10.2.1(i);
“Banco Galicia Relevant Proportion” means, subject to Clause 6.4.15: (i) in connection to the Share Consideration Amount at Closing: the 57.89% of the Share Consideration Amount that is required to be paid at Closing pursuant to this Agreement by Banco Galicia in the form of cash and/or a Seller (Banco Galicia) Private Note, as the case might be; and (ii) in connection to the Shares, the 57.89% of the Shares that the Seller shall transfer to Banco Galicia at Closing pursuant to this Agreement; and (iii) in connection with any payment due to Banco Galicia only, 100% of the amount payable;
“Bank Guarantees” means Instruments and Documentary Credits;
“Banking Business Days” means any day in which Argentina and/or New York banking institutions and stock markets are open to the public for conducting business and are not required or authorized to close;
“Base Consideration” has the meaning given to it in Clause 3.1.1(i);
“Base Consideration Adjustments Amount” means an amount equal to:
(i)the Estimated Aggregate Net Income; plus or minus (as applicable)
(ii)the Estimated OCI Adjustment; plus or minus (as applicable)
(iii)the Estimated Hold-to-Collect Adjustment; minus
(iv)an amount equal to any Distributions; plus
(v)an amount equal to the Additional Capital Contribution (if any);
“Base Hold-to-Collect Position” means ARS (18,467) million (i.e. negative 18,467 million), being an amount equal to the Relevant Percentage multiplied by the difference between the market value minus the amortised cost, in each case as at the Accounts Date, of the Hold-to-Collect Portfolios as at the Accounts Date (this reflecting the amount of Tax that would be suffered, or Tax Relief that would be obtained (as applicable), on such difference by the relevant Target Group Company based on the applicable statutory rate of Tax as at the Accounts Date), calculated in accordance with Part 4 of Schedule 3. For these purposes, “Relevant Percentage” means 100% minus the applicable statutory rate of Tax in relation to the relevant Target Group Company (being 35% as at the date of this Agreement);

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“Base OCI Position” means ARS 53,676 million, being an amount equal to the Relevant Percentage multiplied by the difference between the market value minus the amortised cost, in each case as at the Accounts Date, of the Financial Securities Portfolios (OCI) (this reflecting the amount of Tax that would be suffered, or Tax Relief that would be obtained (as applicable), on such difference by the relevant Target Group Company based on the applicable statutory rate of Tax as at the Accounts Date), calculated in accordance with Part 5 of Schedule 3. For these purposes, “Relevant Percentage” means 100% minus the applicable statutory rate of Tax in relation to the relevant Target Group Company (being 35% as at the date of this Agreement);
“BCRA” means the Banco Central de la República Argentina or any successor body;
“BCRA Approval” has the meaning given to it in Clause 4.1;
“Blue Chip Swap Transaction” means the purchase with Argentine Pesos of any Alternative Securities in Argentina and (i) their subsequent transfer and sale for foreign currency in a foreign stock market (including, without limitation, over-the-counter markets) or (ii) the sale of any such Alternative Securities in an Argentine market for consideration in US Dollars payable outside of Argentina;
“BHCA” means the US Bank Holding Company Act of 1956, as amended;
“BHCA Compliance Notice” has the meaning given to it in Clause 8.10.1(i);
“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England, New York City, New York or Buenos Aires, Argentina;
“Business Warranty” means any of the Seller’s Warranties (excluding the Fundamental Warranties);
“BYMA” means Bolsas y Mercados Argentina S.A.;
“Claim” means a claim against the Seller for breach of or under or in connection with this Agreement (including for breach of the Seller’s Warranties), whether in contract or tort (including negligence) or otherwise, but excluding any claims in respect of a breach of Clause 7;
“Closing” means the completion of the sale of the Shares and the Subordinated Debt pursuant to Clauses 6.1, 6.2 and 6.4;
“Closing Balance Sheet Statement” means the statement to be prepared in accordance with paragraph 3 of Part 1 of Schedule 3, and agreed or determined, in accordance with Clause 7.2 and Schedule 3;
“Closing Cash Payments” has the meaning given to it in Clause 6.4.1;
(v)“Closing Daily Dividend Deduction” means, in respect of any Closing VWAP Dividend, (i) the aggregate amount of such dividend, converted from ARS into US$ at the Applicable Exchange Rate as at the earlier of (a) the date the dividend was paid; and (b) the last day of the Closing VWAP Period divided by (ii) the aggregate amount of Consideration ADSs in issue as at the date of such calculation;
“Closing Date” means the date on which Closing takes place;
“Closing Income Statement” means the statement to be prepared paragraphs 1 and 2 of Part 1 of Schedule 3, and agreed or determined, in accordance with Clause 7.2 and Schedule 3;

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“Closing Relevant Value” means with respect to limb (i) of the Additional Consideration ADSs Amount, the average of the volume-weighted trades for the Consideration ADRs as quoted by Bloomberg for the Closing VWAP Period, provided that the quotation for each Business Day occurring in the Closing VWAP Period shall be reduced by the sum of the Closing Daily Dividend Deduction for each Closing VWAP Dividend which has an ex-dividend date taking place after such Business Day (if applicable). For the purposes of this definition the term Business Days means a day which is not a Saturday, a Sunday or a public holiday in New York City, New York;
“Closing Statements” means the Consideration Adjustments Statement, the Closing Balance Sheet Statement and the Closing Income Statement;
(vi)“Closing VWAP Dividends” means any dividends by Grupo Financiero to the holders of Consideration ADSs where the ex-dividend date for such dividends is set between (i) the commencement of the Closing VWAP Period and (ii) the date on which the relevant Consideration ADSs are issued pursuant to Clause 6.4.12 of this Agreement;
(vii)“Closing VWAP Period” means the period commencing thirty-five (35) Business Days prior to the Closing Date (inclusive) and ending on the day falling six (6) Business Days prior to the Closing Date;
“CNV” means the Comisión Nacional de Valores (the Argentine National Securities Commission);
“CNV Regulations” means the General Resolution No. 622/2013 as amended from time to time, and the rules and regulations of the CNV;
“Companies” means HSBC Argentina Holdings S.A., HSBC Participaciones (Argentina) S.A. and HSBC Bank Argentina S.A. details of which are set out in Schedule 1;
“Competing Activities” has the meaning given to it in Clause 13.1.4;
“Confidentiality Agreement” means the confidentiality agreement dated 8 August 2023 between HSBC Holdings plc and Grupo Financiero pursuant to which a member of the Seller’s Group made available to Grupo Financiero certain confidential information relating to the Target Group;
“Consent” means any material consent, approval, clearance, waiver, permit, authorisation, licence, registration, non-objection or judgment from a Governmental Entity;
“Consideration Adjustments Date” means (i) if the Closing Date falls on the last Business Day of a month, the last day of the calendar month in which Closing occurs and (ii) if the Closing Date does not fall on the last Business Day of a month, the last day of the calendar month prior to the month in which the Closing Date falls;
“Consideration Adjustments Statement” the statement to be prepared paragraph 1 of Part 1 of Schedule 3, and agreed or determined, in accordance with Clause 7.2 and Schedule 3;
“Consideration ADRs” means American Depositary Receipts representing Consideration ADSs;
“Consideration ADSs” means American Depositary Shares of Grupo Financiero issued in accordance with the Deposit Agreement with each Consideration ADS representing 10 Consideration Shares;

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“Consideration FX Rate” means the average of the Applicable Exchange Rate for the five Business Day period ending on the date that falls one Business Day prior to the Closing Date;
“Consideration Shares” means the Class B ordinary shares, ARS 1.00 par value, of Grupo Financiero as are necessary to be issued to satisfy Grupo Financiero’s obligations to cause the Consideration ADSs and Consideration ADRs to be delivered to the Seller and HLAH pursuant to Clauses 6.4.10 and/or 6.4.11;
“Current Year Variable Pay Awards” has the meaning given to it in Clause 13.5.1;
“Custodian” means the Buenos Aires office of Banco de Galicia y Buenos Aires S.A.U. as agent of the Depositary for the purposes of the Deposit Agreement, and any other firm or corporation which may be appointed by the Depositary pursuant to the terms of the Deposit Agreement;
“Customer Funds” means all financial securities assets held by the Target Group Insurance Companies that are allocated to cover any long term liabilities of the Target Group Insurance Companies under any insurance policies issued to customers, as set out in the Target Group Insurance Companies’ accounting books;
“Daily Average Transacted Volume” means the daily average volume transacted for the 20 (twenty) Banking Business Days prior to the Election Date on SENEBI and TRD of the three most liquid securities (which as of the date of this Agreement would be AL30, GD30, GD35), in the aggregate and measured, for the avoidance of doubt, in US$ based on the amounts actually paid in any such transactions and as quoted by BYMA (in the case of any transactions on SENEBI) and MAE (in the case of any transactions on TRD));
“Data Protection Laws” means any Applicable Laws relating to the Processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information;
“Data Room” means the electronic data room containing documents and information relating to the Target Group made available by the Seller and hosted by Intralinks at 7 April 2024, the contents of which are listed in schedule 1 to the Disclosure Letter;
“Deferred Awards” has the meaning given to it in Clause 13.6.1;
“Deposit Agreement” means the Second Amended and Restated Deposit Agreement, dated 22 June 2000, by and among Grupo Financiero, The Bank of New York Mellon and owners of Consideration ADSs issued thereunder;
“Depositary Bank” means The Bank of New York Mellon, a New York banking corporation as Depositary under the Deposit Agreement;
“Derivative Transaction” means any derivative, swap, repurchase transaction, forward transaction, foreign exchange spot transaction, over-the-counter products or equivalent arrangement;
“Designated Alternative Security” means the Alternative Securities agreed between the Seller and the Purchasers, for purpose of calculating the Implicit Exchange Rate;
“Disclosure Letter” means the letter dated on the same date as this Agreement written and delivered by the Seller to the Purchasers immediately before the signing of this Agreement;

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(viii)“Disposal” has the meaning given to it in Clause 8.9.1(i);
(ix)“Distributions” means an amount equal to any dividend, distribution or return of capital in respect of the Shares paid or made or agreed to be paid or made by any member of the Target Group to the Seller or any member of the Seller’s Group (other than a member of the Target Group), in each case between (but excluding) the Accounts Date and Closing, but excluding any such dividend, distribution or return of capital declared prior to the Accounts Date, and converted into US$ at the Consideration FX Rate;
(x)“Documentary Credits” means documentary credits, letters of credit or any commitment to issue a documentary credit or letter of credit or any confirmation of the same (in each case, including any extension, renewal or amendment of the same);
(xi)“Domain Name” means any Internet domain name, web address, uniform resource locator, social media handle, user name or account identifier, and all goodwill associated with any of the foregoing;
“Draft Closing Balance Sheet Statement” has the meaning given to it in Clause 7.1.2;
“Draft Closing Income Statement” has the meaning given to it in Clause 7.1.1;
“Draft Closing Statements” has the meaning given to it in Clause 7.1.2;
“Draft Consideration Adjustments Statement” has the meaning given to it in Clause 7.1.2;
“Economic Sanctions Law” means any laws, codes, regulations, decrees, orders, decisions, rules, requirements or embargoes of any nature relating to economic or financial sanctions or restrictive measures which are issued, administered or enforced from time to time by the United Nations, the United States, the European Union or any member state thereof, the United Kingdom, or any other national economic sanctions body regulating the behaviour of a Party to this Agreement;
“Effective Time” means 23:59 on the Consideration Adjustments Date;
“Election Date” means the date falling 5 Business Days prior to Closing;
“Employee Plans” means all employee benefit, health or welfare benefit, insurance, fringe benefit, pension, retirement, supplemental retirement, group savings, bonus, incentive, commission, deferred compensation, equity-based, phantom equity, equity appreciation, severance, termination pay, vacation, paid time off, unemployment and similar benefits and similar benefit plans, funds or programmes, which are sponsored, maintained or contributed to by any member of the Target Group or under which any member of the Target Group has an actual or contingent obligation;
“Encumbrance” means any claim, charge, mortgage, lien (other than any lien arising in the ordinary course of business or by operation of Applicable Law), option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind, or an agreement, arrangement or obligation to create any of the foregoing;
“Equity Interest” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock or other equivalent equity or ownership interests;

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“Estimated Aggregate Net Income” means the Seller’s reasonable estimate of the Aggregate Net Income;
“Estimated Hold-to-Collect Adjustment” means the Seller’s reasonable estimate of the Hold-to-Collect Adjustment;
“Estimated OCI Adjustment” means the Seller’s reasonable estimate of the OCI Adjustment;
“Estimates Notice” has the meaning given to it in Clause 6.5;
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder;
“Extended Closing Date” has the meaning given to it in Clause 6.2.2;
“Extended Closing Notification” has the meaning given to it in Clause 6.2.1;
“Fairly Disclosed” means disclosed in sufficient detail to allow a diligent third party, acting reasonably, to identify the relevant facts, nature and scope of the matters disclosed;
“FATCA” means:
(i)sections 1471 to 1474 of the US Internal Revenue Code (also known as Title 26 of the United States Code) or any associated regulations;
(ii)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and Argentina or any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (i) above; or
(iii)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or Tax Authority in Argentina or any other jurisdiction;
“Final Payment Date” means:
(i)in the case of the Seller the date falling 10 Business Days after the date on which the process described in paragraph 4 of Part 1 of Schedule 3 for the agreement or determination of the Closing Statements is complete, provided that if the Seller elects for a Final Payment Date Extension in accordance with Clause 7.4 such new date on which the Lock Up Period expires, as extended; and
(ii)in the case of the Purchasers, the date falling 10 Business Days after the date on which the process described in paragraph 4 of Part 1 of Schedule 3 for the agreement or determination of the Closing Statements is complete;
“Financial Securities Assets (HTC)” means all financial instruments used to raise capital in public and private markets (including, but not limited to, government bonds, corporate bonds and equity shares) and which are recognised in the financial statements of the relevant Target Group Company as assets measured at amortised cost;
“Financial Securities Assets (OCI)” means all financial instruments used to raise capital in public and private markets (including, but not limited to, government bonds and corporate bonds) and which are recognised in the financial statements of the relevant Target Group Company as assets measured at fair value through other comprehensive

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income (‘OCI’), such that any changes in the trading prices of the relevant financial instruments do not impact the net income of such Target Group Company and instead impact the net equity of such Target Group Company;
“Financial Securities Portfolios (OCI)” means the Financial Securities Assets (OCI) held by all Target Group Companies;
“Florida Properties” means the properties referred to in rows 48, 53 and 66 of the table included in Part 1 of Schedule 9;
“Foreign Exchange Restrictions” means (i) the lack of any authorisation, approval or Consent from an Argentine Governmental Entity, including the BCRA, required or necessary for Galicia in order to access to the Argentine Foreign Exchange Market to fulfil the payment of the Closing Cash Payments and/or any other amount or fee payable by Banco Galicia in accordance with the terms and conditions of the Agreement or (ii) any directive, communication, rule, regulation, de facto measures, or interpretation thereof that is in force that (a) prohibits or conditions the access to the Argentine Foreign Exchange Market by Banco Galicia, and/or (b) limits the amount of foreign currency that an Argentine purchaser may purchase through the Argentine Foreign Exchange Market to pay the Closing Cash Payments and/or any other amount or fee payable by Galicia in accordance with the terms and conditions of the Agreement;
“Fundamental Warranties” means the warranties set out in paragraphs 1 to 6 and 29 of Schedule 4;
“Fundamental Warranty Claim” means a claim by the Purchasers against the Seller for breach of any of the Fundamental Warranties;
“GD30” means Sovereign Bonds issued by the Republic of Argentina denominated Bonos de la Republica Argentina en dólares estadounidenses Step Up 2030 under New York Law, ISIN US040114HS26;
“GD35” means Sovereign Bonds issued by the Republic of Argentina denominated Bonos de la Republica Argentina en dólares estadounidenses Step Up 2035 under Argentine Law, ISIN US040114HT09;
“Governmental Entity” means supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private government authority, statutory authority, tax authority, government department, agency, commission, stock exchanges, tribunal or court or other law, rule or regulation making entity exercising any regulatory or other governmental or quasi-governmental authority, or arbitrators;
“Grupo Financiero Relevant Proportion” means, subject to Clause 6.4.15: (i) in connection with the Shares Consideration Amount, 42.11% of the Share Consideration Amount that is required to be paid at Closing pursuant to this Agreement by Grupo Financiero in the form of Consideration ADSs and/or a Seller (Grupo Financiero) Private Note, as the case may be; (ii) in connection with the Subordinated Debt Consideration, 100% of the amount that is required to be paid at Closing pursuant to this Agreement by Grupo Financiero in the form of Consideration ADSs and/or a Seller (Grupo Financiero) Private Note, as the case may be; (iii) in connection with the Shares, 42.11% of the Shares, that the Seller shall transfer to Grupo Financiero at Closing pursuant to this Agreement; (iv) in connection with the Subordinated Debt, 100% of the Subordinated Debt, that HLAH shall transfer to Grupo Financiero at Closing pursuant to the Subordinated Debt Transfer

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Agreement; and (v) in connection with the 2024 Dividend Compensation ADS, 100% of the amount payable to the Seller and HLAH; and (vi) in connection with any payment due to Grupo Financiero only, 100% of the amount payable;
“Guarantees” has the meaning given to it in Clause 8.3.1(ii);
“HLAH Compensations ADSs” means such number of Consideration ADSs which is equal to [***]% of all the aggregate of all 2024 Dividend Compensations ADSs (rounded to the nearest whole number);
“HLAH Initial Consideration ADSs Amount” means such number of Consideration ADSs as shall (on the basis of the Signing Relevant Value) have a value, as nearly as possible but without involving fractions of Consideration ADSs, which is not less than the Subordinated Debt Amount (as adjusted, if applicable, in accordance with Clause 5.4), provided that if any Adjustment Event occurs between the date of this Agreement and Closing, there shall be an equitable increase to the HLAH Initial Consideration ADSs Amount to ensure, so far as possible, that the Considerations ADRs to be issued to HLAH pursuant to Clause 6.4.10 shall carry the same rights, entitlements and value as if the Adjustment Event had not occurred;
“Hold-to-Collect Adjustment” means the amount by which the Hold-to-Collect Position exceeds the Base Hold-to-Collect Position (which amount shall be added for the purpose of Clause 3.1.1) or the amount by which the Hold-to-Collect Position is less than the Base Hold-to-Collect Position (which amount shall be deducted for the purposes of Clause 3.1.1), in each case converted into US$ at the Consideration FX Rate;
“Hold-to-Collect Assets” means:
(i)in respect of the Target Group Insurance Companies, any Financial Securities Assets (HTC) which are included within the Own Funds of such Target Group Insurance Company; and
(ii)in respect of any other Target Group Company, any Financial Securities Assets (HTC);
“Hold-to-Collect Portfolios” means the Hold-to-Collect Assets held by all Target Group Companies;
“Hold-to-Collect Position” means an amount equal to the Relevant Percentage multiplied by the difference between the market value minus the amortised cost, in each case as at the Effective Time, of the Hold-to-Collect Portfolios as at the Effective Time (this reflecting the amount of Tax that would be suffered, or Tax Relief that would be obtained (as applicable), on such difference by the relevant Target Group Company based on the applicable statutory rate of Tax as at the Effective Time), calculated in accordance with the methodology set out in Part 4 of Schedule 3. For these purposes, “Relevant Percentage” means 100% minus the applicable statutory rate of Tax in relation to the relevant Target Group Company (being 35% as at the date of this Agreement);
“HSBC Deferred Compensation Plans” means the HSBC Share Plan 2011 and/or the HSBC Deferred Cash Plan 2015 and/or any other similar deferred cash or share compensation plan operated by the Seller’s Group from time to time;
“HSBC House Trade Marks” means any Trade Marks owned or registered by any member of the Seller’s Group which comprise or include (in whole or in part) any of the marks “HSBC” or “Hexagon device” (including in word, stylised word, slogan, logo or local script

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form or any combination of the foregoing), and any marks which are confusingly similar to, or dilutive of, any such Trade Marks, for the avoidance of doubt including the “HSBC” and Hexagon device marks;
“HSBC Trade Marks” means any Trade Marks owned or registered by any member of the Seller’s Group, and any Trade Marks that the Seller (acting reasonably) deems to be confusingly similar to, or dilutive of, any such Trade Marks, including the HSBC House Trade Marks;
“IFRS” means International Accounting Standards, International Financial Reporting Standards and related Interpretations issued or adopted by the International Accounting Standards Board, as adopted by the BCRA or the CNV Regulations (as applicable);
“Implicit Exchange Rate” means the average of the last five (5) Business Days of the implied exchange rate resulting from the ratio of (a) the daily volume-weighted average of the price in ARS of the most liquid security between GD30 and AL30 (or, if such securities no longer have a quoted price, the price of the Designated Alternative Security) over (b) the daily volume-weighted average of the price in US Dollars payable outside Argentina (cable) of such same security, in each case of (a) and (b), at closing of BYMA market on the Relevant Date. This calculation shall be done without any deduction on account of fees (including brokerage or similar fees), costs, expenses and taxes usually payable for this type of transaction. For purposes of this definition, the “most liquid security” shall be measured based on the daily average volume transacted for the 20 (twenty) Banking Business Days prior to the Relevant Date on SENEBI and TRD of AL30 and GD30 (which as of the date of this Agreement would be AL30);
“Indebtedness” means as to any Person at any time any Liability for any of the following, without duplication: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (c) all obligations of such Person under leases required to be capitalized in accordance with Applicable GAAP; (d) any, and all obligations of such Person for the reimbursement of any obligor on any, letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (g) all other Liabilities, including deferred rent, deferred or prepaid revenue, accounts payable that have been unpaid for at least thirty (30) days, unpaid cumulative dividends and any amounts owing to any holder of Equity Interests of any Target Group Company; (h) all indebtedness secured by a Encumbrance to secure all or part of the purchase price of the property subject to such mortgage or Encumbrance;
“Initial BCRA Notice” has the meaning given to it in Clause 4.3.1(i);
“Instruments” means standby letters of credit, demand guarantees (including avalisations, co-acceptances or acceptances of documents), bonds, counter-guarantees, counter-

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standby letters of credit or similar independent payment obligation (in each case, including any extension, renewal or amendment of the same);
“Insurance Company Management Accounts” means the individual unaudited financial statements of each Target Group Insurance Company, in each case as at, and for the 6 (six)-month period ended on the Accounts Date;
“Intellectual Property” means all intellectual and proprietary rights, which may exist or to be created under the laws of any jurisdiction in the world, including rights in and to any of the following (in each case, whether registered or unregistered) (a) copyrights and other rights associated with works of authorship, including exclusive exploitation rights, mask works, and moral rights; (b) Trade Marks and similar rights; (c) rights in Domain Names; (d) Trade Secrets and confidential, technical or business information; (e) Patents, inventions (whether or not patentable or reduced to practice) and industrial property rights and similar rights; (f) database rights and similar rights; (g) intellectual property rights in Software; (h) other proprietary rights in Intellectual Property and analogous rights to those set forth above; ((i) rights in or relating to registrations, renewals, extensions, combinations, continuations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (h) above; and (j) rights to sue for past, present, and future Infringement of any of the rights referred to in clauses (a) through (h) above;
“Irrevocable Undertaking” means the irrevocable undertaking dated on or about the date of this Agreement provided by EBA Holding S.A. in favour of Grupo Financiero and the Seller pursuant to which such persons commit to vote in favour of the authorisation of the issuance of the Consideration Shares in accordance with this Agreement and the suspension of the Grupo Financiero’s shareholders’ Pre-Emptive Rights in respect of the issuance of the Consideration Shares pursuant to Clause 6.4.10;
“Intended Closing Date” has the meaning given to it in Clause 6.2.1;
“IT Systems” means the information technology, outsourced services and communications systems and infrastructure owned, operated or used in connection with the operation of the Target Group Companies, including any Software, and any servers, switches, endpoints, electronics, storage, systems, websites, sites, circuits, hardware, firmware, networks, interfaces, platforms and other computer and telecom assets and equipment which, in each case, are material to the business of the Target Group;
“IVA” means (i) within Argentina, any value added tax imposed under Law No. 23,349, as amended, and its implementing regulations; (ii) within the UK, any value added tax imposed by the Value Added Tax Act 1994; (iii) within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EEC; and (iv) outside the UK, European Union or Argentina any similar Taxation levied by reference to added value or sales;
“IVA Group” means any group for any applicable IVA purposes;
“JESC” has the meaning given to it in paragraph 2.1 of Schedule 8;
“Key Employee” means any of the following, excluding the Chief Executive Officer of the Target Group who shall be a Retained Employee: (i) any member of the Executive Committee of the Target Group; and (ii) any other employee of the Target Group who falls within the category of Global Career Band 3 and who reports to a member of the Executive Committee and has been determined to be a key employee by the Seller’s Group;

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“Leased Real Properties” means the properties set out in paragraph 2 of Schedule 9;
“Leased Real Property” has the meaning given to it in Clause 13.1;
“Legal Proceeding” means any claim, action, cause of action, demand, suit, audit, assessment, arbitration, mediation, inquiry, citation, summons, subpoena, notice of violation, or any proceeding (including any civil, criminal, administrative or appellate proceeding) or investigation or demand for information of any nature, civil, criminal, administrative, regulatory, or otherwise whether at law or in equity, in each case (other than private hearings or mediations) that is by or before any Governmental Entity (including but not limited to any judicial or administrative proceeding before any court of any jurisdiction or administrative authority, either national, provincial or municipal regarding any claim or investigation for potential infringement of Consumer Protection Law 24,240, Fair Trade Decree No DNU 274/19 and/or Antitrust Law No 27,442 and/or their respective further regulation);
“Liability” means any debt, liability, Loss, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Applicable Law, or Order;
“Liquidity Threshold” has the meaning given to it in Clause 6.4.2(iv);
“Lock Up Period” has the meaning given to it in Clause 8.9.1(i);
“Long Stop Date” means Friday 28 March 2025, subject to Clause 4.5, or such other date as may be agreed in writing between the Purchasers and the Seller;
“Losses” means all losses, liabilities (including in respect of Tax), costs (including legal costs and experts’ and consultants’ fees and reasonable out-of-pocket expenses), charges, expenses, interest, penalties, actions, proceedings, claims and demands;
“Material Agreements” means:
(i)[***];
(ii)[***];
(iii)[***];
(iv)[***]; or
(v)[***];
“Migration” has the meaning given to it in paragraph 1.1 of Schedule 8;

“Migration Plan” has the meaning given to it in paragraph 3.1 of Schedule 8;
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading;
“MRT” means any current or former employee of the Target Group that has been identified as a material risk taker under the HSBC Material Risk Takers (MRTs) Policy and Employee Guide in respect of the relevant Deferred Award;

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“MRT Deferred Award” means any Deferred Award granted to an employee or former employee in respect of a performance period in which the employee or former employee was identified as an MRT that remains outstanding as at Closing;
“Negative Aggregate Net Income Adjustment Amount” has the meaning given to it in Clause 7.3.1(ii);
“Negative Hold-to-Collect Adjustment Amount” has the meaning given to it in Clause 7.3.3(ii);
“Negative OCI Adjustment Amount” has the meaning given to it in Clause 7.3.2(ii);
“Net Income” means, in respect of each Target Group Company, its net income from (but excluding) the Accounts Date to (and including) the Effective Time, as calculated in accordance with the Accounting Policies, provided that:
(i)in respect of HSBC Bank Argentina S.A., its Net Income shall exclude any net income which (a) is attributable to its equity interest in HSBC Global Asset Management Argentina S.A. and (b) is included within the Net Income of HSBC Global Asset Management Argentina S.A.; and
(ii)in respect of HSBC Argentina Holdings S.A., its Net Income shall exclude any net income which (a) is attributable to its equity interest in any other Target Group Company and (b) is included within the Net Income of another Target Group Company;
“New Authorities” means the new members of the board of directors and of the supervisory committee of each member of the Target Group notified to the Seller by the Purchasers;
“Notice” has the meaning given to it in Clause 16.10.1;
“OCI Adjustment” means the amount by which the OCI Position exceeds the Base OCI Position (which amount shall be added for the purpose of Clause 3.1.1) or the amount by which the OCI Position is less than the Base OCI Position (which amount shall be deducted for the purposes of Clause 3.1.1), in each case converted into US$ at the Consideration FX Rate;
“OCI Position” means an amount equal to the Relevant Percentage multiplied by the difference between the market value minus the amortised cost, in each case as at the Effective Time, of the Financial Securities Portfolios (OCI) as at the Effective Time (this reflecting the amount of Tax that would be suffered, or Tax Relief that would be obtained (as applicable), on such difference by the relevant Target Group Company based on the applicable statutory rate of Tax as at the Effective Time), calculated in accordance with the methodology set out in Part 5 of Schedule 3 and, in respect of HSBC Bank Argentina S.A., as reported in the relevant financial statements of HSBC Bank Argentina S.A. as at the Consideration Adjustments Date submitted to the BCRA. For these purposes, “Relevant Percentage” means 100% minus the applicable statutory rate of Tax in relation to the relevant Target Group Company (being 35% as at the date of this Agreement);
“Official Exchange Rate” means the exchange rate quoted by Banco de la Nación Argentina for the sale of Dollars bills (Divisa) as published by Banco de la Nación Argentina on its website (www.bna.com.ar) at the close of business of the Relevant Date;

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“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator;
“Organisational Documents” means (a) any certificate or articles of incorporation or formation and any bylaws and any operating or limited liability company agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Law; and (c) any amendment or modification to any of the foregoing;
“Own Funds” means all financial securities held by the Target Group Insurance Companies that are not allocated to cover any liabilities of the Target Group Insurance Companies under any insurance policies issued to customers, as set out in the Target Group Insurance Companies’ accounting books;
“Owned IP” means any Intellectual Property owned by, or purported to be owned by, (in each case whether owned singularly or jointly with a third party or parties), filed by, or held in the name of any Target Group Company or any of its subsidiaries;
“Owned Real Properties” means the properties set out in paragraph 1 of Schedule 9;
“Parties” means the parties to this Agreement;
“Patents” means patents (including utility, utility model, plant and design patents and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reviews and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing;
“Permit” means any license, permit, certificate, approval, consent, qualification, registration, variance, exemption or other authorisation, or any extension, modification, amendment or waiver of any of the foregoing, issued by or obtained from a Governmental Entity and held by any of the Target Group Companies;
“Payee” has the meaning given to it in Clause 16.7.1;
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organisation, Governmental Entity or other entity;
“Personal Information” means information, in any form, that (a) identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, to identify, contact, or locate a natural Person, including name, address, telephone number, email address, billing information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, or biometric data, and/or (b) is considered “personally identifiable information,” “personal information”, “personal data” or any similar term by one or more Applicable Laws;
“Positive Aggregate Net Income Adjustment Amount” has the meaning given to it in Clause 7.3.1(i);
“Positive Hold-to-Collect Adjustment Amount” has the meaning given to it in Clause 7.3.3(i);

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“Positive OCI Adjustment Amount” has the meaning given to it in Clause 7.3.2(i);
“Premises” means any internal or external signage or branded surfaces (for example, walls) or ATMs appearing in, or attaching or otherwise applied to, the Properties but does not include an electronic display of an ATM;
“Prior Year Variable Pay Awards” has the meaning given to it in Clause 13.5.1;
“Privacy Laws” means all applicable Laws, rules, regulations, directives, and guidance issued by any Governmental Entity governing the privacy, security, or Processing of Personal Information, data-breach notification, consumer protection, website and mobile application Privacy Policies, Social Security number protection, and email, text message, or telephone communications;
“Privacy Policies” means each external or internal, past or present, policy, notice, and/or procedure relating to Personal Information or Privacy Laws applicable to any Group Company and each statement of any Group Company relating to Personal Information;
“Private Note” means a US$ denominated loan note, in the Agreed Form, to be issued at Closing, if applicable in accordance with Clause 6;
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organisation, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information;
“Prospectus” means, where applicable, the prospectus included in a registration statement filed with the SEC pursuant to this Agreement, as amended or supplemented by any prospectus supplement and by all other amendments thereto and all material incorporated by reference in such prospectus;
“Purchasers” has the meaning given to it in the recitals to this Agreement;
“Purchaser Offshore Transfer Restriction” has the meaning given to it in Clause 6.4.2(i);
“Purchasers’ Associates” means all Associated Persons, agents or subcontractors of the Purchasers as may be used in relation to its fulfilment of its obligations under this Agreement;
“Purchasers’ Disagreement Notice” has the meaning given to it in paragraph 4.3 of Part 1 of Schedule 3;
“Purchasers’ Group” means the Purchasers, their subsidiaries, their subsidiary undertakings and their holding companies or parent undertakings and any subsidiary of such holding companies or parent undertakings, in each case from time to time (which, after Closing, shall include the Target Group);
“Real Properties” means the Owned Real Properties and the Leased Real Properties;
“Registered IP” means all Owned IP that has been registered, filed, issued or granted under the authority of, with or by, any Governmental Entity (or other registrar in the case of Domain Names), including all Patents, registered copyrights, registered Trade Marks, Domain Names and all applications for any of the foregoing;
“Relevant Litigation Indemnity Claim” means a claim against the Seller pursuant to paragraph 2 of Schedule 10;

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“Relevant Claim” means a claim against the Seller for breach of or under or in connection with this Agreement (including for breach of the Seller’s Warranties), whether in contract or tort (including negligence) or otherwise, but excluding any claims in respect of a breach of or pursuant to Clauses 2, 3, 6, 7, 8.3, 8.4, 8.5, 8.8, 8.9, 13.1, 13.2 , 14, or 16 or Schedule 2, Schedule 3 or Schedule 10;
“Relevant Consideration Adjustments” means the adjustments to the Base Consideration pursuant to Clauses 3.1.1(ii) to 3.1.1(iv);
“Relevant Date” has the meaning given to it in Clause 1.11;
“[***] Indemnity Claim” means [***]
“Relevant Proportion” means (i) in the case of Grupo Financiero, the Grupo Financiero Relevant Proportion and (ii) in the case of Banco Galicia, the Banco Galicia Relevant Proportion;
“Relief” means any right of repayment of Taxation from a Tax Authority and any relief, loss, allowance, set-off or credit in respect of Tax and any deduction in computing or against profits or Taxation;
“Remedial Action” has the meaning given to it in Clause 8.1.1;
“Reporting Accountant” means a firm of accountants to be agreed by the Seller and the Purchasers within five (5) Business Days of a notice by one to the other requiring such agreement or failing such agreement to be appointed on the application of either of them by the ICC International Centre for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals;
“Restricted Business” has the meaning given to it in Clause 13.1.1;
“Retained Employees” means [***];
“Sanctioned Person” means, at any time, any person:
(i)who is the subject or target of, listed in, or otherwise identified for the purposes of, any Economic Sanctions Law and including, without limitation, any relevant list of designated persons maintained from time to time by the United Nations, the United States, the European Union or any member state thereof, the United Kingdom, or any other national economic sanctions body regulating the behaviour of a Party to this Agreement;
(ii)located, operating, organised or resident in a country or territory which is, or whose government is, the subject or target of comprehensive or territory-wide sanctions or embargoes, including, without limitation, at the date of this Agreement, the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions, Cuba, Iran, North Korea and Syria; or
(iii)owned 50 percent or more or controlled by any such person under paragraph (i) or (ii) above to the extent relevant to the application of any Economic Sanctions Law;
(iv)“SEC” means the United States Securities and Exchange Commission;
(v)“Second Extended Closing Date” has the meaning given to it in Clause 6.2.4;
(vi)“Second Extended Closing Notification” has the meaning given to it in Clause 6.2.3;

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“Seconded In Employees” means [***];
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder;
“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Information, (b) unlawful or unauthorized Processing, sale, or rental of Personal Information, (c) act or omission that materially compromises the security, integrity, or confidentiality of Personal Information or Sensitive Data, or (d) phishing or other cyberattack that results in a material monetary loss or other significant business disruption;
“Seller” has the meaning given to it in the recitals to this Agreement;
“Seller External Migration Costs” has the meaning given to it in Clause 5.3.3;
“Seller Guaranteed Obligations” has the meaning given to it in Clause 10.1.1(i);
“Seller Initial ADSs Base Consideration” means US$[***];
“Seller Initial Consideration ADSs Amount” means, subject to Clause 6.4.15:
(i)such number of Consideration ADSs as shall (on the basis of the Signing Relevant Value) have a value, as nearly as possible but without involving fractions of Consideration ADSs, which is not less than the Seller Initial Consideration ADSs Value; minus
(ii)if the Base Consideration Adjustments Amount is negative, such number of Consideration ADSs as shall (on the basis of the Closing Relevant Value) have a value, as nearly as possible but without involving fractions of Consideration ADSs, which is not less than 42.11 per cent. of the Base Consideration Adjustments Amount,
(iii)provided that if any Adjustment Event occurs between the date of this Agreement and Closing, there shall be an equitable increase to the Seller Initial Consideration ADSs Amount to ensure, so far as possible, that the Considerations ADRs to be issued to the Seller pursuant to Clauses 6.4.10 shall carry the same rights, entitlements and value as if the Adjustment Event had not occurred;
“Seller Initial Consideration ADSs Value” means:
(i)the Seller Initial ADSs Base Consideration; minus;
(ii)any adjustments (if any) to be made in accordance with Clause 4.4.3;
“Seller Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group), other than Target Group Insurance Policies, maintained by the Seller or any other member of the Seller’s Group under which, immediately prior to the Closing Date, the Target Group is entitled to any benefit;
“Seller Offshore Transfer Restriction” means, from time to time, any Applicable Law (including, a BCRA directive, communication or regulation), de facto measures or interpretation thereof that is in force that (i) limits, restricts or conditions the Seller’s ability to (a) complete a Blue Chip Swap Transaction, or (b) transfer Alternative Securities from an Argentine depositary to an offshore depositary, in each case in a way that would prevent the Seller from receiving the Closing Cash Payments Difference in US$ in a bank account

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located outside of Argentina within 10 Business Days following receipt of the relevant ARS amount from Banco Galicia; or (ii) requires a parking of Alternative Securities for more than two (2) Banking Business Days;
“Seller (Banco) Private Note” has the meaning given to it in Clause 6.4.2(v);
“Seller (Banco) Private Note Value” has the meaning given to it in Clause 6.4.2(v);
“Seller (Grupo Financiero) Private Note” has the meaning given to it in Clause 6.4.11;
“Seller’s Associates” has the meaning given to it in paragraph 6.1.1 of Schedule 4;
“Seller’s Disagreement Notice” has the meaning given to it in paragraph 4.4 of Part 1 of Schedule 3;
“Seller’s Group” means HSBC Holdings plc, any holding company of HSBC Holdings plc from time to time and their respective subsidiaries and subsidiary undertakings from time to time, which from Closing shall exclude the Target Group;
“SENEBI” means the securities bilateral trading system (Segmento de Negociacion Bilateral) of BYMA;
“Shares” means, subject to any changes between the date of this Agreement and Closing as permitted by Clause 5, the shares held by the Seller in the Companies set out in paragraph 1 of Schedule 1;
“Signing Relevant Value” means US$24.21, being the average of the volume-weighted trades for the Consideration ADRs as quoted by Bloomberg for the thirty (30) Business Days prior to the date of this Agreement. For the purposes of this definition the term Business Days means a day which is not a Saturday, a Sunday or a public holiday in New York City, New York;
“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 9.1 and Schedule 4;
“Share Consideration Amount” has the meaning given to it in Clause 3.1.1;
“Software” means computer software, systems and databases, firmware, data files, source and object codes, tools, user interfaces, manuals and all versions thereof and other specifications and all documentation, information, knowledge bases and know-how relating to any of the foregoing;
“SIR” has the meaning given to it in Clause 4.3.5;
“Specific Indemnity Claims” means [***];
“Specified Policy” means the policy set out as document 3.11.3 of the Data Room;
“SSN” means the Superintendencia de Seguros de la Nación or any successor body;
“Subordinated Debt” means the US$100,000,000 5.25% subordinated note due 2027 issued by HSBC Bank Argentina S.A. to HLAH;
“Subordinated Debt Agreements” means the note purchase agreement dated 30 October 2017 between HSBC Bank Argentina S.A. and HLAH in relation to the Subordinated Debt, as amended and/or amended and restated from time to time;

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“Subordinated Debt Amount” means an amount equal to US$75,000,000 plus an amount equal to all interest that has accrued under the Subordinated Debt but has not been paid up to and including Closing, as adjusted (if applicable) in accordance with Clause 5.4;
“Subordinated Debt Consideration” has the meaning given to it in Clause 3.1.2;
“Subordinated Debt Transfer Agreement” means the debt transfer agreement, in the Agreed Form, to be executed by and between HLAH and the Purchasers for the transfer of the Subordinated Debt and the Subordinated Debt Agreement;
“Subsidiaries” means the subsidiaries of HSBC Argentina Holdings S.A. operating the business in Argentina, details of which are set out in paragraph 3 of Schedule 1;
“Surviving Clauses” means Clauses 1 and 16.2 to 16.14, and Schedule 7;
“Target Group” means HSBC Argentina Holdings S.A. and the Subsidiaries, details of which are set out in Schedule 1 (each, a “Target Group Company”);
“Target Group Insurance Companies” means HSBC Seguros de Vida (Argentina) S.A. and HSBC Seguros de Retiro (Argetina) S.A.;
“Target Group Insurance Policies” means all insurance policies held by a Target Group Company for the benefit of the Target Group;
“Taxation”, “Tax” or “Taxes” means all forms of taxation (other than deferred tax) and statutory, national, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, gross receipts, sales, added value or otherwise (including capital taxes and social security taxes or contributions), including payments to a Tax Authority on account of Tax, in each case whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Target Group Company or any other person and all penalties, surcharges and interest relating thereto;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or of any law in relation to Taxation and acting in its capacity as such;
“Tax Claim” means a claim by the Purchasers against the Seller for breach of any of the Tax Warranties including any indemnity claim pursuant to Clause 9.1.3;
“Tax Liability” means any Tax actually payable or suffered by the relevant entity;
“Tax Return” means any return (including estimated returns), computation, election, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto;
“Tax Warranties” means the Seller’s Warranties set out in in paragraph 15 of Schedule 4;
“Terminating Intra-Group Agreement” has the meaning given to it in Clause 8.5.2;
“Third Party Claim” has the meaning given to it in Clause 12.5;
“Trade Mark Licence” means the trade mark licence, in the Agreed Form, to be entered into at Closing between a member of the Target Group and a member of the Seller’s Group (other than the Target Group);

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“Trade Secrets” application know-how, production and process know-how (including manufacturing processes), trade secrets, inventions, research and development information, discoveries, formulations, formulae, models, methodologies, practices, processes, procedures, ideas, specifications, engineering data, databases, database rights, data collections, designs, drawings, customer and supplier lists, pricing and cost information, business information, business and marketing plans and proposals, and information that constitutes trade secrets under Applicable Law;
“Trade Marks” means trade marks, service marks, trade names, trade dress, certification marks, distinguishing guises, logos, corporate names, rights in business and get-up and other source or business identifiers (in each case whether or not registered) and any registration, application, renewal and extensions of each of the foregoing and all goodwill associated with each of the foregoing;
“Transaction Award” means [***];
“Transaction Documents” means this Agreement, the Disclosure Letter, the Subordinated Debt Transfer Agreement, the Transitional Services Agreement (if applicable in accordance with paragraph 3 of Schedule 8), the Trade Mark Licence and all documents entered into pursuant to this Agreement;
“Transitional Services Agreement” means the agreement between the applicable member of the Seller’s Group and a Target Group Company, in the Agreed Form, to be entered into at Closing (if applicable in accordance with paragraph 3 of Schedule 8) in respect of the provision of certain services by the Seller’s Group to the Target Group, as updated in accordance with paragraph 3.6 of Schedule 8;
“TRD” means the securities bilateral trading system at Mercado Abierto Electronico (MAE);
“US$ Bond” means a US$ denominated bond in the local or international debt capital markets to one or more third parties;
“Unpaid Cash Portion” has the meaning give to it in Clause 6.4.2(iv);
“US Acquisition” has the meaning give to it in Clause 8.10.1(i)(a);
“US Securities Activity” has the meaning give to it in Clause 8.10.1(i)(b);
“Variable Pay Awards” means discretionary pay awards (including both non-deferred cash awards and all awards granted under the HSBC Deferred Compensation Plans);
“Warranty Claim” means a claim by the Purchasers against the Seller for breach of any of the Seller’s Warranties (including, for the avoidance of doubt, any indemnity claim pursuant to Clause 9.1.3), but excluding any Fundamental Warranty Claim;
“Working Hours” means 9:30 a.m. to 5:30 p.m. (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day; and
“[***] Indemnity Claim” means [***];
1.2Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.
1.3References to persons and companies
References to:

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1.3.1a person include any individual, firm, company, partnership, limited partnership or unincorporated association (whether or not having separate legal personality); and
1.3.2a company include any company, corporation or body corporate (including a limited liability or unlimited liability company), wherever incorporated.
1.4References to subsidiaries and holding companies
The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.
1.5References to times
References to times are to Argentina time, except as otherwise provided.
1.6Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.
1.7Headings
Headings shall be ignored in interpreting this Agreement.
1.8Reference to documents
References to any document (including this Agreement and any document in Agreed Form), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.
1.9Information
References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.
1.10Legal Terms
1.10.1References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
1.10.2References to any Argentine legal term shall, in respect of any jurisdiction other than Argentina, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
1.11Currency
In this Agreement, references to “US Dollars” and “US$” are to the lawful currency of the United States of America and references to “Argentine Pesos” and “ARS” are to the lawful currency of Argentina. Unless otherwise expressly provided (including where expressly specified that the Consideration FX Rate shall be used), (i) any monetary sum to be taken into account for the purposes of any obligation set forth hereunder where that sum is expressed in a currency other than US Dollars (including any sum payable or calculated prior to the Closing Date) shall be converted into US Dollars at the Applicable Exchange

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Rate on the Relevant Date or if such rate has not been quoted on such day, the last preceding date on which such rate is quoted, and (ii) any monetary sum to be paid in Argentine Pesos under this Agreement where that sum is expressed in US Dollars shall be converted into Argentine Pesos at the Applicable Exchange Rate on the Relevant Date or if such rate has not been quoted on such day, the last preceding date on which such rate is quoted.
1.11.1For the purposes of this Clause 1.11:
“Relevant Date” means:
(i)where a payment is to be made in cash from one party to another, the date falling one (1) Business Day prior to the date on which such cash payment is to be made;
(ii)for the purpose of determining the Applicable Exchange Rate, the last Business Day immediately prior to the date for calculation of the Applicable Exchange Rate; and
(iii)in all other cases, the date on which an assessment of an amount is to be made.
1.12Non-limiting effect of words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.
1.13Meaning of “to the extent that” and similar expressions
In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.
1.14Statutory provisions
Except as otherwise expressly provided in this Agreement, a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced.
1.15Ex-dividend date
In this Agreement, a reference to the ex-dividend date in respect of a dividend shall mean the first date on which the relevant Consideration ADSs are traded without a right to receive such dividend.
2Sale and Purchase of the Shares and the Subordinated Debt
2.1On and subject to the terms and conditions of this Agreement:
2.1.1the Seller agrees to sell, and each of the Purchasers agrees to purchase their Relevant Proportion of, the Shares; and
2.1.2the Seller agrees to procure that HLAH shall assign to, and Grupo Financiero accepts the assignment of, the Subordinated Debt.
2.2The Shares shall be sold with full title guarantee and the Subordinated Debt shall be assigned in each case, free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends, distributions or interest declared prior to Closing but which remains unpaid at Closing or declared, made or paid on or after Closing).

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3Consideration
3.1Amount
The consideration for the purchase of:
3.1.1the Shares shall be an amount equal to the sum of:
(i)US$[***] (the “Base Consideration”); plus or minus (as applicable)
(ii)[***]
(iii)[***]
(iv)[***]
(v)[***]
(vi)[***]
(together, the “Share Consideration Amount”); and

3.1.2the Subordinated Debt shall be the issuance of the Consideration ADSs to HLAH in accordance with Clause 6.4.10 (the “Subordinated Debt Consideration”).
3.2Adjustment to Consideration
If any payment is made by the Seller to the Purchasers (or vice versa) in respect of any claim for breach of or under this Agreement or pursuant to an indemnity or covenant to pay under this Agreement (or any agreement entered into under this Agreement), including the payment of the Seller External Migration Costs and Applicable External IVA to the Seller pursuant to Clause 5.3.3, the payment shall, if and to the extent permitted by Applicable Law, constitute an adjustment to the Share Consideration Amount.
3.3Listing Rules Compliance
3.3.1Notwithstanding any of the Transaction Documents, in the context of the transaction size or “class” tests applicable to members of the Seller’s Group under the UK and Hong Kong Listing Rules, the Parties agree that in no event shall the Aggregate Consideration Amount exceed US$[***].
3.4Allocation of Consideration
3.4.1The Base Consideration shall initially be allocated in accordance with paragraph 1 of Schedule 1.
3.4.2The Base Consideration Adjustments Amount shall be allocated between the Shares in the Relevant Proportions and according to the Company or Companies to which such item is attributable and consequently shall be added to or deducted from (as applicable) the Base Consideration allocated to those Shares in Clause 3.4.1 above. Any Additional Capital Contribution shall be allocated to the particular Shares issued in connection with the relevant Additional Capital Contribution.
3.4.3The initial allocation pursuant to Clauses 3.4.1 to 3.4.2 shall be adjusted once the Closing Statements become final and binding pursuant to Clause 7.2.1 to reflect the payments made pursuant to Clause 7.3 and, subject to Clause 3.5 below, the Seller and the Purchasers shall adopt that allocation, as so adjusted, for all Tax purposes.

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3.5Allocation of Adjustment of Consideration
3.5.1Where there is an adjustment of the Share Consideration Amount pursuant to Clause 3.2, the payment made shall constitute an adjustment (if and to the extent permitted by Applicable Law) to the consideration paid by the Purchasers for the particular Shares to which the payment or adjustment relates under this Agreement and shall be allocated between the Shares in the Relevant Proportions.
3.5.2If:
(i)the payment or adjustment relates to the Shares in more than one Company, it shall be allocated in a manner which reflects the impact of the matter to which the payment or adjustment relates, failing which it shall be allocated rateably to the shares in the Companies concerned by reference to the proportions in which the consideration is allocated in accordance with Clause 3.4; or
(ii)the payment or adjustment relates to no particular Shares in any Company, it shall be allocated rateably to all the Shares by reference to the proportions in which the consideration is allocated in accordance with Clause 3.4, and the Seller and the Purchasers shall adapt the adjustment to the consideration for all Tax purposes.
4Conditions
4.1Conditions Precedent
The agreement to sell and purchase the Shares and to assign the Subordinated Debt in accordance with the terms of this Agreement is conditional upon the ad-referendum of the BCRA’s approval of the transfer of the Shares, pursuant to sections 15 and 29 of the Argentine Financial Entities Law No. 21,526 and the BCRA’s Authorisation Regulations, prior to Closing, in accordance with the terms and conditions set forth in this Agreement, including (i) the appointment of the New Authorities; (ii) the change of the corporate name of HSBC Bank Argentina S.A., in each case of (i) and (ii), as designated by the Purchaser; and (iii) authorisation to access to the Argentine Foreign Exchange Market for and repayment of the Seller (Banco) Private Note up to an amount equal to the Seller (Banco) Private Note Value and the Seller (Grupo Financiero) Private Note (together, the “BCRA Approval”).
4.2Co-operation to satisfy BCRA Approval
4.2.1Without prejudice to the provisions of Clause 4.3, the Purchasers undertakes to use their best endeavours to ensure the satisfaction of the BCRA Approval as soon as reasonably practicable after the date of this Agreement and in any event no later than the Long Stop Date. For the purposes of the foregoing, “best endeavours” shall include the Purchasers in respect of the BCRA Approval, nominating alternative New Authorities if the BCRA raises an objection to the New Authorities initially nominated by the Purchasers, which takes into account any reasonable requirements of the BCRA.
4.2.2The Purchasers shall further use their best endeavours to obtain any Consents, approval or authorisations which are required by Banco Galicia in order for Banco

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Galicia to use the US$ proceeds from any US$ Bond issued prior to Closing to satisfy the Closing Cash Payments in accordance with Clause 6.4.3.
4.2.3The obligations of the Purchasers under Clause 4.2.1 shall include submitting, or procuring the submission of, all appropriate and required documentation within their or their Affiliates’ control regarding the Acquisition.
4.2.4The Seller and the Purchasers shall provide reasonable assistance (and shall procure that their respective advisers shall provide reasonable assistance) to each other with respect to the satisfaction of the BCRA Approval and the obtaining of any required Consents in connection with the Acquisition and the making of any filings associated with such BCRA Approval or Consents.
4.2.5In respect of any Consent obtained in relation to the BCRA Approval:
(i)the Purchasers shall use their best endeavours to ensure that such Consent is not revoked, does not expire or otherwise becomes invalid prior to the Long Stop Date (including, for the avoidance of doubt, seeking extension(s) of the validity of any such Consent reasonably in advance of such Consent becoming invalid); and
(ii)if such Consent is revoked, expires or otherwise becomes invalid prior the Long Stop Date, the Purchasers shall use their best endeavours to promptly obtain an equivalent Consent on substantially the same terms so as to ensure the satisfaction of the BCRA Approval as soon as reasonably practicable after the date of this Agreement and in any event no later than the Long Stop Date.
4.2.6Subject to Applicable Laws relating to the sharing of information, the Seller and the Purchasers shall each have the right to review in advance, and to the extent practicable, each will consult the other in advance on, all the information relating to the Seller, the Target Group, the Purchasers or the Purchasers’ Group, as the case may be, and any of their respective Affiliates, that is included in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Acquisition, and the Purchasers and the Seller agree that all requests and enquiries from any Governmental Entity shall be dealt with by the Purchasers and the Seller promptly and in consultation with each other, in each case; provided, however, that any such information or documents may be provided subject to appropriate redaction if providing such information or documents could:
(i)prejudice or waive any legal or litigation privilege; or
(ii)result in the disclosure of business sensitive or confidential information.
(iii)If any information referred to in paragraph (ii) above is required to be disclosed by the Purchasers to the Seller (or vice versa) for the purposes of satisfying the BCRA Approval, such information shall be provided (subject to Applicable Law) on an outside counsel-to counsel basis only.
4.2.7If, at any time, the Seller or the Purchasers become aware of a fact, matter or circumstance that could reasonably prevent or materially delay the BCRA Approval from being satisfied, it shall promptly inform the other Parties in writing and in reasonable detail.

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4.2.8Each Party shall bear its own legal and adviser fees relating to obtaining the BCRA Approval, except that, in addition to the costs incurred by them, the Purchasers shall bear the costs of expenses and costs of filing fees for the filings and publications required for the consummation of the Acquisition.
4.2.9For the avoidance of doubt, any remedies required by any Governmental Entity from the Purchasers and accepted by the Purchasers in accordance with this Agreement shall not adjust the Share Consideration Amount or the Subordinated Debt Amount.
4.2.10The Purchasers shall not take (or omit to take) any actions or enter into any agreements which may lead to the Irrevocable Undertakings being terminated or ceasing to apply in accordance with their terms.
4.3BCRA Approval Satisfaction Progress
Subject to Applicable Law and without prejudice to Clause 4.2 the Purchasers shall take the lead on any filings and discussions with the BCRA in connection with obtaining the BCRA Approval with the cooperation of the Seller as follows:
4.3.1each of the Seller and the Purchasers shall, and the Seller shall procure that HSBC Bank Argentina S.A. shall:
(i)as soon as reasonably practicable after the date of this Agreement and in any event within ten (10) calendar days of the date of this Agreement, file an application with the BCRA informing the BCRA of the sale of the Shares (the “Initial BCRA Notice”); and
(ii)within fifteen (15) calendar days following the filing date of the Initial BCRA Notice, file with the BCRA all required supporting documentation contemplated in the BCRA’s Authorisation Regulations (including notarised copies of this Agreement and all Exhibits and Schedules hereto, in both English and a sworn translation into Spanish) to obtain the BCRA Approval.
4.3.2the Purchasers and the Seller shall, and the Seller shall procure that HSBC Bank Argentina S.A. shall, keep the others informed as to the progress towards satisfaction of the BCRA Approval and cooperate with each other in obtaining the BCRA Approval, including by:
(i)providing such assistance to one another as may reasonably be requested by the other to prepare filings and submissions to the BCRA;
(ii)exchanging advance drafts of all proposed submissions, filings, applications, material correspondence and other documents to be filed with the BCRA in respect of this Agreement or the Acquisition sufficiently in advance to allow the other Party reasonable time prior to filing of the document to review the relevant document and provide comments on sections of the document relating to: (i) that Party; or (ii) the Acquisition;
(iii)considering in good faith any suggestions and comments made in relation thereto by the other Party and their counsel, and will provide the other Party and their counsel with final, as-submitted copies of all such submissions, filings, applications, material correspondence and other documents; provided, however, that competitively sensitive information may be redacted

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or provided only to the external legal counsel of the other Parties pursuant to Clause 4.2.6;
(iv)keeping each other fully apprised of all communications with the BCRA in respect of this Agreement or the Acquisition, including providing copies to each other on a timely basis of all material communications that are received from or sent to the BCRA (and where such communications are verbal, by providing a written summary of the communication to the other Party within a reasonable time thereafter); and
(v)not participating in telephone calls or meetings with the BCRA without giving the other Party and their respective counsel the reasonable opportunity to participate therein, except to the extent that: (a) competitively sensitive information is discussed, in which case external legal counsel for the other Parties will be given the opportunity to participate; or (b) the BCRA requests that the other Parties should not participate in such telephone calls or meetings.
4.3.3other than as contemplated in this Clause 4.3, no Party shall withdraw any filings or notifications in respect of the BCRA Approval or agree to extend any waiting periods or review periods, or provide any commitment to a Governmental Entity relating to the timing of the consummation of the Acquisition, without the prior written consent of the other Party;
4.3.4the Seller shall procure that the relevant members of the Target Group will use all reasonable endeavours to promptly provide all information and documentation to Governmental Entities as may be requested, required or ordered pursuant to statutory and non-statutory requests for information, supplemental information requests and any court orders in connection with the BCRA Approval;
4.3.5in the event that the Seller or the Purchasers receive a supplementary information request (a “SIR”) from a Governmental Entity in connection with the transactions contemplated by this Agreement, such Party shall respond to the SIR as soon as possible. In the event that the Governmental Entity disputes the adequacy of compliance by such Party with respect to a SIR, that Party shall use all reasonable endeavours to satisfy the relevant Governmental Entity as soon as possible so as to minimise any delay in satisfying the BCRA Approval;
4.3.6the Purchasers shall give notice in writing to the Seller of the satisfaction of the BCRA Approval within two (2) Business Days of becoming aware of the same; and
4.3.7except as required by any Governmental Entity, the Seller and the Purchasers shall not take any action (nor permit any of its Affiliates to take any action) that could be reasonably likely to prevent or delay the receipt of any Consent from any Governmental Entity in connection with the Acquisition, to the extent necessary for the timely consummation of the Acquisition.
4.4Consideration Shares Shareholder Approval
4.4.1Grupo Financiero agrees that, in connection with the proposed issuance of the Consideration Shares pursuant to Clause 6.4.10:

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(i)Grupo Financiero shall seek the authorisation of its shareholders to suspend the Grupo Financiero’s shareholders’ pre-emptive rights pursuant to Article 197, Section 2, Law, No. 19,550 (the “Pre-Emptive Rights”); and
(ii)if Grupo Financiero does not obtain the requisite authorisation to suspend the Grupo Financiero’s shareholders’ Pre-Emptive Rights, it shall instead offer its shareholders the opportunity to exercise their Pre-Emptive Rights to subscribe for their respective pro rata proportion of such Consideration Shares,
(iii)provided, for the avoidance of doubt, that Grupo Financiero shall offer such Consideration Shares to its shareholders at a subscription price per Consideration Share equal to the implied subscription price per Consideration Share in connection with the issue of such Consideration Shares to the Depositary Bank and the Consideration ADRs to the Seller in accordance with Clause 6.4.10 (and based on the Seller Initial Consideration ADSs Value and the Signing Relevant Value in respect of the Seller Initial Consideration ADSs Amount) and the consideration to be paid by Grupo Financiero’s shareholders (including the Depositary Bank) for the subscription for such Consideration Shares shall be payable in US$ into a bank account to be nominated by Grupo Financiero outside of Argentina.
4.4.2Grupo Financiero agrees that, in connection with the proposed issuance of the Consideration Shares pursuant to Clause 6.4.12(i), Grupo Financiero shall:
(i)not seek the authorisation of its shareholders to suspend the Grupo Financiero’s shareholders’ Pre-Emptive Rights; and
(ii)instead offer its shareholders the opportunity to exercise their Pre-Emptive Rights to subscribe for their respective pro rata proportion of such Consideration Shares,
(iii)provided, for the avoidance of doubt, that Grupo Financiero shall offer such Consideration Shares to its shareholders at a subscription price per Consideration Share equal to the implied subscription price per Consideration Share in connection with the issue of such Consideration Shares to the Depositary Bank and the Consideration ADRs to the Seller in accordance with Clause 6.4.12(i) (and based on the Additional Consideration ADSs Value and the Closing Relevant Value in respect of the Additional Consideration ADSs Amount) and the consideration to be paid by Grupo Financiero’s shareholders (including the Depositary Bank) for the subscription for such Consideration Shares shall be payable in US$ into a bank account to be nominated by Grupo Financiero outside of Argentina.
4.4.3If any shareholders of Grupo Financiero exercise their pre-emptive rights to acquire any Consideration Shares, an amount equal to the US$ proceeds received by Grupo Financiero from such shareholders in connection with the acquisition of:
(i)the Consideration Shares that would otherwise have been issued to the Depositary Bank in accordance with Clause 6.4.10 shall be (i) added to the Closing Cash Payments and (ii) deducted from the Seller Initial Consideration ADSs Value; and

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(ii)the Consideration Shares that would otherwise have been issued to the Depositary Bank in accordance with Clause 6.4.12(i), shall be used to repay any outstanding amounts under the Seller (Grupo Financiero) Private Note.
4.4.4Grupo Financiero shall use its best endeavours to take any action required to be taken under any Applicable Laws in connection with the issuance of the Consideration ADSs pursuant to this Agreement.
4.5Termination for non-satisfaction
If Closing has not occurred on or before the Long Stop Date and the Parties have not otherwise agreed in writing within five (5) Business Days thereof, then without prejudice to either the Seller’s or any Purchaser’s right to claim damages or other compensation for any prior breach of this Agreement, either the Seller or the Purchasers may by notice in writing to the other terminate this Agreement (other than the Surviving Clauses); provided, however, that the right to terminate this Agreement under this Clause 4.5 shall not be available to (i) the Purchasers if the failure by the Purchasers to perform their obligations under Clauses 4.1 to 4.3 and/or Clause 6.2 has been the cause of, or resulted in, the failure of Closing to occur on or before the Long Stop Date; or (ii) the Seller if the failure by the Seller to perform its obligations under Clauses 4.1 to 4.3 and Clause 6.2 has been the cause of, or resulted in, the failure of Closing to occur on or before the Long Stop Date.
4.6Termination right
4.7Notwithstanding any other provision in this Agreement to the contrary:
4.7.1either the Seller or the Purchasers may, prior to Closing, terminate this Agreement (other than the Surviving Clauses) with immediate effect, upon becoming aware of any information which, in that Party’s determination, acting reasonably, leads it to conclude that the other Party (or any subsidiary or holding company of any Party):
(i)has become a Sanctioned Person; or
(ii)has, in connection with the entry into of this Agreement, the transactions contemplated herein, and/or any matter pertaining directly or indirectly to this Agreement, violated or could cause the other Party to violate : (i) any Anti-Bribery Laws; (ii) any Economic Sanctions Law; (iii) the U.S. Export Administration Regulations; or (iv) any applicable anti-money laundering or anti-terrorist financing law of any country, including those pertaining to transactions involving the proceeds of crime.
4.7.2the Parties may by mutual written agreement, prior to Closing, terminate this Agreement (other than the Surviving Clauses) with immediate effect.
4.7.3if, at any time prior to Closing:
(i)the Seller is in material breach of the Fundamental Warranties set out in paragraphs 1, 2, 4 to 6 or 29 of Schedule 4; or
(ii)the Purchaser is in material breach of the warranties set out in paragraphs 1, 2, 4, 5 or 6 of Schedule 6,
(iii)in each case, as given at the date of this Agreement, the Purchasers (in the case of such a material breach by the Seller) and the Seller (in the case of such a material breach by the Purchasers) may by notice in writing to the other Parties,

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elect to proceed to Closing or terminate this Agreement (other than the Surviving Clauses).
4.7.4if there would be, if Closing were to occur:
(i)a material breach by the Seller of one or more of the Fundamental Warranties set out in paragraphs 1, 2, 4 to 6 or 29 of Schedule 4; or
(ii)a material breach by the Purchasers of one or more of the warranties set out in paragraphs 1, 2, 4, 5 or 6 of Schedule 6,
(iii)in each case, given as at Closing, the Purchasers (in the case of a material breach by the Seller) and the Seller (in the case of a material breach by the Purchasers) may by notice in writing to the other Parties, elect to proceed to Closing or terminate this Agreement (other than the Surviving Clauses).
4.8No other right of termination
4.9Notwithstanding that the Purchasers may become aware at any time before or after Closing of a fact or circumstance which gives rise to or which would or might give rise to a Claim (other than a Claim in relation to breach of a Fundamental Warranty), the Purchasers acknowledges and agrees that, without prejudice to Clauses 4.5 and 4.6, it shall not be entitled to terminate or rescind this Agreement, and its only recourse shall be to bring a Claim in respect of such matter (in accordance with, and subject to, the terms of this Agreement) and, accordingly, the Purchasers acknowledge and agree that they shall not have, and shall not seek to claim, any right of termination or rescission in respect of any such matter (howsoever arising or deemed to arise) and hereby waive all and any rights they may have in this regard.
4.10Effect of termination
4.10.1Nothing in Clause 4.5 or Clause 4.6 shall be deemed to release any Party from liability for any prior breach by such Party of any provision of this Agreement, and the rights of the other Party to pursue remedies for any such breach pursuant to the terms of this Agreement will survive the termination of this Agreement.
4.10.2If this Agreement terminates pursuant to Clause 4.5 or Clause 4.6, each Party shall, as soon as practicable following request by another Party, return to that Party or destroy, and continue to treat as confidential, copies of documents containing all information referred to in Clause 14.2.2(iv) received from such other Party or its Affiliates, provided that without prejudice to any duties of confidentiality contained in this Agreement or the Confidentiality Agreement, each Party may retain any confidential information as may be required by Applicable Law.
5Pre-Closing Obligations
5.1The Seller’s Obligations in relation to the Conduct of Business
5.1.1The Seller undertakes to procure that between the date of this Agreement and Closing each member of the Target Group carries on its business as a going concern in the ordinary course as carried on prior to the date of this Agreement, with due and proper regard to Applicable Laws, save in so far as agreed in writing by the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed) and save as provided in Clause 5.2.

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5.1.2For the purposes of Clause 5.1.1, all de-risking and anti-money laundering, counter-terrorist financing, sanctions, anti-bribery and corruption, fraud and tax evasion compliance activities carried out by the Seller’s Group in accordance with Applicable Law or its internal policies and/or procedures (including, but not limited to, customer or client exits due to “know-your-customer” and “customer due diligence” compliance), and any other action which is necessary to comply with or increase compliance with Applicable Law or the policies and/or procedures generally accepted by and applied within the Seller’s Group from time to time, shall be considered ordinary course of business.
5.1.3Without prejudice to the generality of Clauses 5.1.1 and 5.1.2, and subject to Clause 5.2, between the date of this Agreement and Closing, the Seller shall not with respect to the Target Group, and undertakes to procure that members of the Target Group shall not except as expressly permitted by this Agreement or without the prior written consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed):
(i)terminate, enter into, or amend or waive, in either case to any material extent, any Material Agreement (or any agreement that would constitute a Material Agreement if entered into), other than in respect of the expiry of a Material Agreement in accordance with its terms or the renewal of a Material Agreement on substantially similar terms (other than any price increases to reflect inflation) to a Material Agreement in force at the date of this Agreement, provided that in respect of any such renewal, where the proposed term of the relevant agreement is more than two (2) years, the Target Group shall use reasonable endeavours to procure that the relevant Target Group Company is able to terminate such agreement upon notice to the counterparty without liability to the relevant Target Group Company;
(ii)enter into any transaction or series of related transactions involving the acquisition or disposition by it of any shares, property, revenues, undertakings, business, assets or rights involving consideration, expenditure, liabilities or having a value of more than US$[***] (exclusive of any applicable IVA), other than financial assets in the ordinary course of business;
(iii)enter into, vary (other than any immaterial changes) or terminate any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;
(iv)make any material change to its accounting policies or principles or amend its constitutional documents (except as required by Applicable Law, IFRS or the Applicable GAAP);
(v)institute or settle any legal proceedings in relation to any individual claim (except for debt collection proceedings and any other claims brought by consumers in the ordinary course of business) involving monetary damages exceeding US$[***] (exclusive of any applicable IVA);
(vi)except in the case of [***], adopt a plan of or commence a complete or partial liquidation, bankruptcy, merger, consolidation or dissolution of a member of the Target Group;

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(vii)other than pursuant to this Agreement, directly or indirectly, sell or promise to sell, transfer, assign, dispose of or encumber any of the Shares or the share capital of any other member of the Target Group, or the Subordinated Debt to any person;
(viii)create, allot, issue, redeem or repurchase any share capital, loan capital or other security or grant any options over, or any other right in respect of, any share, loan capital or other security of a member of the Target Group (except to another member of the Target Group);
(ix)create or vary any Encumbrance over its assets or undertaking (other than Encumbrances which arise by operation of Applicable Law or in the ordinary course of business) (except in favour of another member of the Target Group);
(x)enter into any Derivative Transaction between a member of the Seller’s Group (excluding the Target Group) and a member of the Target Group;
(xi)incur any capital expenditure which in aggregate is in excess of US$[***] per month (exclusive of any applicable IVA) or any capital expenditure on any individual item in excess of US$[***] (exclusive of any applicable IVA), other than (i) any ordinary course expenditure which is capitalised (in accordance with Applicable GAAP) on the balance sheet of the relevant Target Group Company and (ii) in relation to any purchase orders or commitments signed prior to the date of this Agreement;
(xii)carry out any restructuring resulting in the termination of employment of any Key Employee;
(xiii)change residence for Tax purposes or establish any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation;
(xiv)make any amendment to a Tax Return or make, amend or withdraw any election or claim for Tax purposes, in each case to the extent that to do so would be inconsistent with previous practice of the Target Group Companies and is likely to have a material adverse effect on any Target Group Company;
(xv)settle any Tax claim or assessment where the amount of Tax in dispute is in excess of US$[***], or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(xvi)enter into any transaction which is not on arm’s length terms (taking into account the overall client relationship between the Target Group and the relevant counterparty), other than any such transactions with another member of the Target Group Companies;
(xvii)promote any Target Group employee or increase their compensation other than allowed under Clause 5.2.13;
(xviii)designate, hire or promote any Target Group employee to the role of Key Employee; or

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(xix)enter into any agreement, arrangement or understanding to do any of the foregoing.
5.2Permitted Actions
The Parties acknowledge and agree that nothing contained in Clause 5.1 shall operate so as to restrict the Seller, any member of the Target Group or any other member of the Seller’s Group from taking any action:
5.2.1which is necessary to comply with or increase compliance with Applicable Law, IFRS, the Applicable GAAP, the requirements or a request of a Governmental Entity or Tax Authority or the policies and procedures generally accepted by and applied within the Seller’s Group or the Target Group from time to time (including, for the avoidance of doubt, in relation to compliance with FATCA or group transfer pricing policies);
5.2.2to redeem or repay any Subordinated Debt;
5.2.3contemplated or required pursuant to a binding agreement, commitment or arrangement entered into prior to the date of this Agreement;
5.2.4contemplated or required pursuant to this Agreement, the Migration Plan, or any other Transaction Document entered into pursuant to this Agreement;
5.2.5which has been Fairly Disclosed to the Purchasers prior to the date of this Agreement;
5.2.6at the written request, or with the written consent, of the Purchaser;
5.2.7to close branches in the ordinary course of business in accordance with Applicable Law;
5.2.8to relocate the four branches which are already contemplated or committed at the date of this Agreement or to the extent required as a result of circumstances outside of the control of the Target Group;
5.2.9to enforce security held in connection with loans to which a member of the Target Group is party as lender in the ordinary course of business;
5.2.10to dispose of any loan portfolios in connection with the Target Group’s existing collection and recovery policies and processes;
5.2.11to dispose of the Florida Properties;
5.2.12to trade any securities held by the Target Group;
5.2.13to promote any Target Group employee consistent with past practice or increase the compensation of the Target Group’s employees in the aggregate by no more than [***] per cent. per annum above the banking union salary increase which is applied to all employees belonging to Target Group companies in accordance with existing HSBC HR policies;
5.2.14to make retention payments or issue retention share awards in any member of the Seller’s Group to employees, consultants or directors of the Target Group, provided that such payments or awards are at the Seller’s expense;
5.2.15required in respect of carrying out transition arrangements necessary to implement or facilitate the transactions contemplated by this Agreement;

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5.2.16to close any deposit accounts held by any member of the Target Group with any member of the Seller’s Group, or any member of the Seller’s Group with any member of the Target Group;
5.2.17which would be market practice for other financial institutions in Argentina, to take as a consequence of material and unexpected events affecting the financial services sector in Argentina generally and the Seller considers in good faith were taken with the intention of protecting the business of the Target Group;
5.2.18undertaken in response to emergency situations or other serious incidents (and such emergency situations shall for these purposes include the COVID-19 pandemic), provided that the Seller shall notify the Purchasers in writing as soon as reasonably practicable and in any event within five (5) Business Days after any such action is taken; or
5.2.19which is reasonably necessary or desirable in connection with the implementation of any of the matters set out in this Clause 5.2.
5.3Migration
5.3.1Until the Closing Date, the Seller and the Purchasers shall each perform their obligations in accordance with the requirements of Schedule 8. Such activities shall at all times be carried out with due and proper regard to Applicable Law and prudent commercial behaviour.
5.3.2Any information provided pursuant to Schedule 8 (including under the Migration Plan) will be provided for information only and will not give rise to any right of termination or action in damages in favour of the Purchasers.
5.3.3All (i) external costs (including Tax costs, save to the extent covered by limb (ii)) incurred by the Seller’s Group or the Target Group in connection with planning, executing and completing the Migration (the “Seller External Migration Costs”) up to an aggregate amount of US$[***]; plus (ii) any applicable IVA or amount in respect of IVA incurred by the Seller’s Group or the Target Group in respect of the Seller External Migration Costs that is not otherwise recoverable as input tax by the relevant person or the representative member of any IVA group of which the person forms part (“Applicable External IVA”), shall be borne by Banco Galicia. Any Seller External Migration Costs in excess of US$[***] shall be borne by the Seller’s Group. The Seller’s Group (or, if determined by the Seller, a member of the Target Group) shall invoice Banco Galicia on a quarterly basis and Banco Galicia will pay such Seller External Migration Costs plus the amount of any Applicable External IVA (subject to Clause 16.6.2(iii)), free and clear of all deductions and withholdings save as required by Applicable Law within thirty (30) days of receipt of such invoice, provided that the Seller shall have the right to elect for any such amounts outstanding at Closing to be added to the Closing Cash Payments. Notwithstanding the above, the Purchasers and the Seller may agree an alternative method by which Banco Galicia shall bear the Seller External Migration Costs up to an aggregate amount of US$[***] and Applicable External IVA, and the Purchasers and the Seller shall cooperate in good faith to consider a proposal for any such alternative method. For the avoidance of doubt, other than in respect of the Seller External Migration Costs and any Applicable External IVA, each Party shall bear their own costs in connection with the Migration. For the avoidance of doubt, any costs that are payable under or in connection with the Transitional Services

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Agreement shall be payable in accordance with the Transitional Services Agreement and will not be Seller External Migration Costs.
5.3.4Without prejudice to Clause 5.3.3, the Seller shall:
(i)provide to the Purchasers copies of any material quotes and/or material scope of work for any proposed key third party suppliers to the Seller’s Group in respect of the costs which would be included within Seller External Migration Costs (on an information only basis) as soon as reasonably practicable following receipt of such material quotes and/or material scopes of work by the Seller’s Group; and
(ii)present to the Governance Function the identity, scope of work and any quotes for any proposed key third party suppliers to the Seller’s Group in connection with the Migration (to the extent reasonably practicable, prior to such costs being incurred),
(iii)provided, for the avoidance of doubt, that the Seller shall retain discretion in connection with the identity, scope of work and fees of any such third party suppliers and the incurrence of (including the quantum of) any Seller External Migration Costs.
5.3.5To the extent that the Seller’s Group engages any third party supplier in connection with the Migration (i) that is also a global supplier to the Seller’s Group and (ii) where the Seller’s Group has pre-agreed rates and/or discounted rates with such third party supplier, the Seller’s Group shall use its reasonable endeavours to ensure that any services to be provided by such third party supplier in connection with the Migration shall be charged on the basis of such pre-agreed rates and/or discounted rates.
5.3.6If Banco Galicia has paid any Seller External Migration Costs and the Seller or any member of the Target Group actually recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party (including a Tax Authority) a sum which indemnifies or compensates the Seller or the relevant member of the Target Group (in whole or in part) in respect of such Seller External Migration Costs, the Seller shall procure that all such steps are taken as Banco Galicia may reasonably require to enforce such recovery and shall, pay to Banco Galicia as soon as practicable after receipt from the third party and in any event within ten (10) Business Days an amount equal to: (i) any sum recovered from the third party in respect of such Seller External Migration Costs less any costs and expenses reasonably incurred in obtaining such recovery and any Taxation incurred in obtaining such recovery (after giving credit for any actual tax saving realised by utilising any Relief available in respect of such costs, expenses or Tax); or, if less, (ii) the amount previously paid by Banco Galicia to the Seller.
5.3.7The Purchasers shall, within ten (10) Business Days of the date of this Agreement, deliver details of the intended new corporate name of each member of the Target Group to the Seller, which in each case shall not, in the sole determination of the Seller, be a name which contains, or is confusingly similar to, the name “HSBC” or any other identifier identifying HSBC as used by or on behalf of or otherwise registered in the name of any other member of the Seller’s Group or the Target Group prior to Closing, and the Parties shall take all reasonable steps to obtain any necessary approval of any Governmental Entity in relation to such changes of

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name as soon as practicable following the date of this Agreement and, in any event, in sufficient time for the changes of name to be implemented at Closing.
5.3.8The Seller may and may procure that before Closing any member of the Target Group assigns to a member of the Seller’s Group any Trade Marks or Domain Names registered in or applying to Argentina.
5.4Subordinated Debt
5.4.1The Seller shall procure that HSBC Bank Argentina S.A. uses all reasonable endeavours to obtain any necessary Consents as soon as reasonably practicable and in any event prior to the date falling 28 Business Days prior to the Closing Date, including any required authorisation from the BCRA, or other third party consents, to repay all or part of the outstanding principal amount of the Subordinated Debt prior to Closing.
5.4.2If HSBC Bank Argentina S.A. fails to obtain the necessary Consents to repay all of the outstanding principal amount of the Subordinated Debt within the required timeframe pursuant to Clause 5.4.1:
(i)the Subordinated Debt shall remain outstanding until the Closing Date; and
(ii)Grupo Financiero shall be assigned the Subordinated Debt on Closing in accordance with the terms of this Agreement.
5.4.3If HSBC Bank Argentina S.A. obtains the necessary Consents to repay, and actually makes the repayment of, all of the outstanding principal amount of the Subordinated Debt within the required timeframe pursuant to Clause 5.4.1, the Subordinated Debt Amount shall be reduced to zero.
5.4.4If HSBC Bank Argentina S.A. obtains the necessary Consents to repay part of the outstanding principal amount of the Subordinated Debt within the required timeframe pursuant to Clause 5.4.1:
(i)the Subordinated Debt Amount shall be reduced by the same proportion as the proportion of the outstanding principal amount of the Subordinated Debt which has been repaid;
(ii)the remaining outstanding principal amount of the Subordinated Debt shall remain outstanding until the Closing Date following which Grupo Financiero shall be assigned remaining Subordinated Debt on Closing in accordance with the terms of this Agreement.
5.5Information Provision
5.5.1The Seller shall, and shall procure that each member of the Target Group shall, between the date of this Agreement and Closing, provide to the Purchasers, subject to Applicable Law:
(i)copies of management accounts of the Target Group Companies within fifteen (15) Business Days after the end of each month;
(ii)copies of the individual audited financial statements in respect of HSBC Argentina Holdings S.A. and HSBC Participaciones (Argentina) S.A.; and
(iii)such other readily available information in relation to the business of the Target Group as the Purchasers may reasonably request in writing to the

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Seller and which the Seller reasonably agrees to provide, including subject to and in accordance with any clean team arrangements entered into between the Purchasers and the Seller, provided that the Seller shall not be required to provide any information (i) that the Seller reasonably considers is competitively sensitive information of the Seller’s Group or the Target Group, (ii) that the Seller reasonably considers is confidential to the activities of the Seller’s Group otherwise than in relation to the business of the Target Group and (iii) to the extent that such information cannot be shared with the Purchasers prior to Closing in accordance with Applicable Law or the provision of such information that the Seller reasonably considers would be unduly disruptive to the operations of the Seller’s Group or the Target Group.
5.6Insurance Assets
5.6.1In relation to the Target Group Insurance Companies, the transfer of any Financial Securities Assets (HTC) from Own Funds to Customer Funds or vice versa shall be restricted from the date of this Agreement until Closing. For the avoidance of doubt, no transfer of any Financial Securities Assets (HTC) from Own Funds to Customer Funds or vice versa, has occurred from the Accounts Date until the date of this Agreement.
5.6.2Notwithstanding the above, any transfer by the Target Group Insurance Companies of any Financial Securities Assets (HTC) from Own Funds to Customer Funds or vice versa shall be permitted to the extent that the Seller, acting in good faith, reasonably considers such transfer is necessary as a result of exceptional market conditions or circumstances outside business as usual operations, provided that any such transfer shall be notified by the Target Group Insurance Companies to the Purchasers within 2 Business Days following such transfer.
5.6.3To the extent that between the date of this Agreement and Closing, any:
(i)Financial Securities Assets (HTC) are transferred from Customer Funds to Own Funds, then the Base Hold-to-Collect Position in respect of such Financial Securities Assets (HTC) shall be calculated as at the date of the transfer of such Financial Securities Assets (HTC) from Customer Funds to Own Funds; and/or
(ii)Financial Securities Assets (HTC) are transferred from Own Funds to Customer Funds, then the Hold-to-Collect Position in respect of such Financial Securities Assets (HTC) shall be calculated as at the date of the transfer of such Financial Securities Assets (HTC) from Own Funds to Customer Funds.
6Closing
6.1Date and Place
6.1.1Subject to satisfaction or waiver of the BCRA Approval, Closing shall take place on the latest to occur of the following, so long as such date falls on or prior to the Long Stop Date (or at such other date as may be agreed in writing between the Purchasers and the Seller):

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(i)the first Friday that falls at least 30 Business Days following the fulfilment of the BCRA Approval, provided that if the Parties have agreed a different intended date for Closing in the Migration Plan, Closing shall occur on such date specified in the Migration Plan;
(ii)subject to an Extended Closing Notification having been given in accordance with Clause 6.2.1, the Extended Closing Date; and
(iii)subject to a Second Extended Closing Notification having been given in accordance with Clause 6.2.3, the Second Extended Closing Date,
(iv)save that, provided that the BCRA Approval has been satisfied or waived, unless an earlier date has been set for Closing in accordance with limbs (i) to (iii) above, Closing shall occur no later than Friday 28 March 2025 or at such other date as may be agreed in writing between the Purchasers and the Seller.
6.1.2If the date set for Closing in accordance with this Clause 6.1 is not a Business Day, Closing shall take place on the immediately preceding Business Day.
6.2Extended Closing Date
6.2.1No later than 10 (ten) Business Days prior to the date on which Closing would otherwise occur pursuant to Clause 6.1.1(i) (the “Intended Closing Date”), either Party may notify the other in writing that it wishes to delay Closing if, acting reasonably and in good faith, it determines that the Parties would not be able to complete the orderly migration of the Target Group in accordance with the Migration Plan on the Intended Closing Date (the “Extended Closing Notification”).
6.2.2Following delivery of the Extended Closing Notification in accordance with Clause 6.2.1, the Parties shall, within 10 (ten) Business Days of receipt of an Extended Closing Notification, use reasonable endeavours to agree to a new date for Closing, being the first Friday that is a Business Day as soon as practicable and no later than 3 (three) months after the Intended Closing Date upon which the Parties determine, acting reasonably and in good faith, they will be able to complete the orderly migration in accordance with the Migration Plan (the “Extended Closing Date”). If the Parties cannot agree on such a date, the Extended Closing Date shall be the first Friday that is a Business Day falling 3 (three) months after the Intended Closing Date; provided that, (a) if such day would fall after the Long Stop Date, then the Extended Closing Date shall be the Friday preceding the Long Stop Date, and (b) if the applicable Friday that is the Extended Closing Date in accordance with the foregoing is not a Business Day, the immediately preceding Business Day.
6.2.3No later than 10 (ten) Business Days prior to the Extended Closing Date, either Party may notify the other in writing that it wishes to delay Closing if, acting reasonably and in good faith, it determines that the Parties would not be able to complete the orderly migration of the Target Group in accordance with the Migration Plan on the Extended Closing Date (the “Second Extended Closing Notification”).
6.2.4Following delivery of the Second Extended Closing Notification in accordance with Clause 6.2.3, the Parties shall, within 10 (ten) Business Days of receipt of a Second Extended Closing Notification, use reasonable endeavours to agree to a new date for Closing, being the first Friday that is a Business Day as soon as

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practicable, and not later than the Long Stop Date, upon which the Parties determine, acting reasonably and in good faith, they will be able to complete the orderly migration in accordance with the Migration Plan (the “Second Extended Closing Date”). If the Parties cannot agree on such a date, the Second Extended Closing Date shall be the Long Stop Date; provided that if such date is not a Business Day, the Second Extended Closing Date shall be the immediately preceding Business Day.
6.3Closing Events
On Closing, the Seller and the Purchasers shall comply with their respective obligations specified in Schedule 2 and shall provide evidence of their ability to satisfy their respective obligations under Clause 6.5.
6.4Payment and issuance of Consideration ADSs on Closing
Banco Galicia’s Payments
6.4.1On Closing, and subject to Clause 4.4.3, Banco Galicia shall pay an amount in cash to the Seller which is equal to:
(i)US$274,977,500; plus or minus (as applicable)
(ii)the Banco Galicia Relevant Proportion of the Base Consideration Adjustments Amount,
(together, the “Closing Cash Payments”).

    Banco Galicia’s Payment Waterfall

6.4.2The total amount of the Closing Cash Payments shall be paid at Closing by Banco Galicia in accordance with, and in the order of priority set out in, this Clause 6.4.2:
(i)firstly, an amount in ARS equal to the aggregate of: (a) the Shares Withheld Amount in respect of any Share Consideration Payment that is payable by Banco Galicia to the Seller comprising the Closing Cash Payments; (b) the Shares Withheld Amount in respect of any Share Consideration Payment that is payable by Grupo Financiero to the Seller in accordance Clause 6.4.10(i); and (c) the Debt Withheld Amount (if any) in respect of the Subordinated Debt Consideration that is payable by Grupo Financiero to HLAH in accordance with Clause 6.4.10(ii), which shall in practice be withheld and accounted for to the Argentine Tax Authorities by Banco Galicia, on behalf of itself and on behalf of Grupo Financiero (as applicable) in accordance with Clauses 16.6.15 on account of the Seller and HLAH’s (if applicable) Argentine capital gains tax liability in respect of such Share Consideration Payments and the Subordinated Debt Consideration;
(ii)secondly, following the application of Clause 6.4.2(i), any remaining amounts of the Closing Cash Payment shall be paid in US$ to the bank accounts located outside of Argentina nominated by the Seller, except to the extent that (a) Banco Galicia does not hold sufficient US$ funds located outside of Argentina that can be used by Banco Gerrard pursuant to Applicable Law to satisfy its payment obligations under this Agreement; and (b) a Foreign Exchange Restriction is implemented or in existence which prevents Banco Galicia from making the Closing Cash Payments in US$

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((a) and (b) together a “Purchaser Offshore Transfer Restriction”). For the avoidance of doubt, if a Purchaser Offshore Transfer Restriction only allows partial payment in US$ to the bank accounts located outside Argentina nominated by the Seller, then Banco Galicia shall be obliged to make such partial payment in US$;
(iii)thirdly, following the application of Clauses 6.4.2(i) and 6.4.2(ii), any remaining amount of the Closing Cash Payments (such amount, the “Closing Cash Payments Difference”), as applicable, in ARS converted at the Consideration FX Rate, except to the extent that:
(a)the Seller considers (acting reasonably and in good faith) that there is a Seller Offshore Transfer Restriction implemented or in existence or has been publicly announced (but not implemented) at the Election Date, in which case no amount of the Closing Cash Payments Difference shall be paid in ARS;
(b)[***]; or
[***]; and

(iv)thirdly, to the extent that following application of Clauses 6.4.2(i) to 6.4.2(iii) above, there remains any part of the Closing Cash Payments still to be paid by Banco Galicia (such amount being the “Unpaid Cash Portion”), any remaining unpaid portion of the Closing Cash Payments shall be satisfied in accordance with Clause 6.4.11; and
(v)fourthly, to the extent that following the application of Clause 6.4.2(iv) above, there remains any Unpaid Cash Portion still to be paid by Banco Galicia (such amount being the “Seller (Banco) Private Note Value”), Banco Galicia shall issue to the Seller a Private Note in a principal amount equal to the Seller (Banco) Private Note Value (a “Seller (Banco) Private Note”).
US$ Bond Issuance

6.4.3Banco Galicia shall use its best endeavours to obtain any Consents, approvals or authorisations (including, if required, the BCRA Approval) which are required in order for Banco Galicia to satisfy its payment obligations under this Agreement through the issuance of a US$ Bond in accordance with Clause 6.4.4, including to;
(i)use the US$ proceeds from any US$ Bond issued prior to Closing to the extent required to satisfy the Closing Cash Payments in accordance with Clause 6.4.2(i) and to have access to the Argentine Foreign Exchange Market to fulfil repayment of any such US$ Bond; or
(ii)have access to the Argentine Foreign Exchange Market to purchase US$ with the ARS proceeds of a US$ Bond settled through the Argentine Foreign Exchange Market.
6.4.4If BCRA Approval is obtained but access to the Argentine Foreign Exchange Market to make a payment in US$ is not obtained, Banco Galicia shall, taking into account the prevailing market conditions (having discussed the prevailing market conditions with a suitably qualified international investment bank with experience in debt

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capital markets transactions) (together, the “US$ Bond Conditions”), issue a US$ Bond in order to raise such amount of funds in US$ outside of Argentina to enable Banco Galicia to satisfy the payment of the Closing Cash Payments in US$ in accordance with Clause 6.4.2(i); and if Banco Galicia is unable to raise the full amount required to enable Banco Galicia to make the full Closing Cash Payments in US$, Banco Galicia shall raise the maximum amount possible taking into account the US$ Bond Conditions).
6.4.5Banco Galicia shall offer the US$ Bond on substantially similar terms to those of the Private Note (to be assessed taking into account all relevant terms together) or, to the extent permitted by the prevailing market conditions, on terms more favourable to Banco Galicia, and taking into account the US$ Bond Conditions. For the avoidance of doubt, if prevailing market conditions (after discussing the prevailing market conditions with a suitably qualified international investment bank with experience in debt capital markets transactions) do not allow the US$ Bond to be issued on the same terms of the Private Note, Banco Galicia shall not be required to issue the US$ Bond.
6.4.6Banco Galicia shall not be obliged to seek to issue such US$ Bond prior to obtaining BCRA Approval.
6.4.7Banco Galicia shall use its best endeavours to fully repay any remaining amount outstanding under the Seller (Banco) Private Note, in each case as soon as reasonably practicable following Closing by issuing a US$ Bond in accordance with Clauses 6.4.3 to 6.4.6 above or through any other debt financing (on terms no less favourable to Banco Galicia than the Seller (Banco) Private Note), in each case to enable the repayment of the Seller (Banco) Private Note (and, for the avoidance, any US$ proceeds that Banco Galicia raises following the Closing Date from the issuance of a US$ Bond shall be used to repay the Seller (Banco) Private Note).
Information Obligations of the Seller

6.4.8The Seller shall notify Banco Galicia in writing and on a daily basis for the period immediately following the Closing Date until the ARS Exchange Deadline (as defined below), the amount in ARS which the Seller received as Closing Cash Payments and was able to convert into US$ and transfer to its account outside of Argentina. At Banco Galicia’s reasonable request, the Seller shall provide Banco Galicia with all supporting documentation for the purpose of verifying the information provided by the Seller under this Clause 6.4.8.
Seller (Banco) Private Note Issuance (Seller Offshore Transfer Restriction)

6.4.9If Banco Galicia pays all or part of the Closing Cash Payments in ARS in accordance with Clause 6.4.2(iii), and a Seller Offshore Transfer Restriction that was not in force on the Election Date is implemented following the Election Date then:
(i)the Seller may elect (a “Private Note Election”), by providing written notice to Banco Galicia, at any time until 23.59 on the date falling 30 (thirty) days following the Closing Date (the “ARS Exchange Deadline”), to use any ARS funds paid to the Seller at Closing in accordance with Clause 6.4.2(iii) which have not been exchanged by the Seller into US$ prior to the date of the Private Note Election (the “Remaining ARS Funds”) to subscribe for a Private Note to be issued by Banco Galicia. The Remaining ARS Funds shall be determined according to the information provided by Seller under Clause 6.4.8;

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(ii)if the Seller makes a Private Note Election prior to the ARS Exchange Deadline, within five (5) Business Days of the date of the Private Note Election, Banco Galicia shall issue, and the Seller shall subscribe for, a Seller (Banco) Private Note of an amount in US$ equal to:
(A)the Remaining ARS Funds converted into US$ at the Consideration FX Rate used by Banco Galicia to make its Closing Cash Payment; plus
(B)fifty per cent. (50%) of the amount in US$ resulting from the (positive or negative) difference between (X) the Remaining ARS Funds plus one hundred per cent. (100%) of the gains or losses that the Seller would have obtained by investing the Remaining ARS Funds in money market mutual funds, calculated as the weighted average investment return (relating to the period from the Closing Date until the date on which the Seller makes a Private Note Election) in respect of the top 10 funds (as at the Closing Date by reference to assets under management) which are marked as “Fondos de Mercado de Dinero” with Benchmark 70/30 by Cámara Argentina de Fondos Comunes de Inversión, from the Closing Date until the date on which the Seller makes a Private Note Election (without prejudice to whether the investments were actually made by the Seller or not), converted into US$ at the Applicable Exchange Rate as at the date of the Private Note Election and (Y) the amount indicated in (A), (the “Remaining ARS Funds’ Profits”), provided that, for the avoidance of doubt: (i) the Seller (Banco) Private Note issued under this Clause 6.4.9 shall have the amount indicated herein which shall not be applicable to the Seller (Banco) Private Note issued pursuant to, and in accordance with the terms provided in, Clause 6.4.2(v); and (ii) the amount required to be paid by the Seller to Banco Galicia in respect of the Seller (Banco) Private Note issued under this Clause 6.4.9 shall be an amount in ARS equal to the Remaining ARS Funds plus the Remaining ARS Funds’ Profits.
Grupo Financiero’s Payments

6.4.10Grupo Financiero shall deposit the newly issued Consideration Shares required for the Depositary Bank to issue (i) such number of Consideration ADSs equal to the Seller Initial Consideration ADSs Amount to the Seller and (ii) such number of Consideration ADSs equal to the HLAH Initial Consideration ADSs Amount to HLAH and shall in each case cause the Depositary Bank to deliver the relevant Consideration ADRs to the Seller and HLAH respectively. All costs and expenses related to the Issuance of Consideration ADSs shall be borne exclusively by Grupo Financiero. The Seller and HLAH will collaborate with Grupo Financiero to perform the actions that require their participation regarding the process of the issuance and deposit of ADRs. On Closing, the Seller, HLAH and Grupo Financiero shall each perform the actions that are necessary by it for Grupo Financiero to issue and deposit the Consideration Shares pursuant to this Clause 6.4.10.
Seller (Grupo Financiero) Private Note Issuance

6.4.11At Closing, Grupo Financiero shall issue to the Seller a Private Note in a principal amount equal to (i) the Additional Consideration ADSs Value and (ii) an amount

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equal to value of the Seller Dividend Adjustment ADSs calculated based on the Closing Relevant Value as at Closing (a “Seller (Grupo Financiero) Private Note”) on the Closing Date.
6.4.12In accordance with Clause 6.4.11:
(i)as soon as possible following Closing, Grupo Financiero shall deposit the newly issued Consideration Shares required for the Depositary Bank to issue such number of Consideration ADSs equal to Additional Consideration ADSs Amount to the Seller and cause the Depositary Bank to deliver the Consideration ADRs to the Seller; and
(ii)immediately following the issuance of the Consideration ADRs pursuant to Clause 6.4.12(i) above, the Seller (Grupo Financiero) Private Note shall be considered repaid in full and shall be cancelled and the Seller shall return the Seller (Grupo Financiero) Private Note to Grupo Financiero as soon as practicable. The (Grupo Financiero) Private Note may not be transferred by the Seller during the lock up period of 3 months. Any purported transfer of the (Grupo Financiero) Private Note in breach of this Clause 6.4.12(ii) shall be void and the Seller shall procure that the (Grupo Financiero) Private Note is transferred back immediately to the Seller by the relevant transferee
6.4.13As soon as possible following Closing, Grupo Financiero shall deposit the newly issued Consideration Shares required for the Depositary Bank to issue such number of Consideration ADSs equal to the HLAH Compensation ADSs to HLAH and cause the Depositary Bank to deliver the Consideration ADRs to HLAH.
6.4.14If Grupo Financiero pays any cash dividends where the ex-dividend date for such dividends falls between Closing and the date on which the Consideration ADSs are issued to the Seller and HLAH pursuant to Clause 6.4.12 and 6.4.13, Grupo Financiero shall pay to (i) the Seller an amount in cash to compensate the Seller for the amount it would have received had the Seller Dividend Adjustment ADSs been issued on Closing and (ii) HLAH an amount in cash to compensate HLAH for the amount it would have received had the HLAH Compensations ADSs been issued on Closing.
ADS Cap

6.4.15Notwithstanding anything to the contrary in this Agreement, the Parties agree that the aggregate economic interest held by the Seller’s Group in Grupo Financiero as a result of the issuance of the Consideration ADSs (together with any additional shares held by the Seller’s Group or which would be aggregated with the interest held by the Seller and/or the Seller’s Group for the purposes of the BHCA) shall not exceed 9.9 per cent. (the “ADS Cap”). If the number of Consideration ADSs to be issued to the Seller in accordance with this Agreement would, without regard to this Clause 6.4.15, lead to the ADS Cap being breached:
(i)the Additional Consideration ADSs Amount shall be reduced to an amount that would result in the aggregate economic interest held by the Seller’s Group in Grupo Financiero being as close as possible to but not exceeding the ADS Cap (but not to lower than zero) and, in such case, the Closing Cash Payments shall be increased by an amount equal to (X) the number of Consideration ADSs so reduced from the Additional Consideration ADSs

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Amount pursuant to this Clause 6.4.15(i) multiplied by (Y) the Closing Relevant Value; and
(ii)to the extent that following the application of Clause 6.4.15(i) above, the number of Consideration ADSs to be issued to the Seller in accordance with this Agreement would still lead to the ADS Cap being breached, the Seller Initial Consideration ADSs Amount shall be reduced to an amount that would result in the aggregate economic interest held by the Seller’s Group in Grupo Financiero being as close as possible to but not exceeding the ADS Cap and, in such case, the Closing Cash Payments shall be increased by an amount equal to (X) the number of Consideration ADSs so reduced from the Seller Initial Consideration ADSs Amount pursuant to this Clause 6.4.15(ii) multiplied by (Y) the Signing Relevant Value, provided that (A) the provision of Clause 6.4.2(iv) shall not apply and (B), if the Closing Cash Payment to be paid by Banco Galicia is increased as a result of the operation of this Clause 6.4.15, then the Relevant Proportion of the Shares of each of the Purchasers shall be amended proportionately. For the avoidance of doubt, this shall be the only circumstance which will result in the Relevant Proportions changing.

6.5Notifications to determine payments on Closing
6.5.1At least 5 (five) Business Days prior to Closing, the Seller shall notify the Purchasers of:
(i)the Estimated Aggregate Net Income;
(ii)the Estimated OCI Adjustment;
(iii)the Estimated Hold-to-Collect Adjustment;
(iv)any Distributions;
(v)the Additional Capital Contribution; and
(vi)the Seller Initial Consideration ADSs Amount and the Seller Initial ADSs Base Consideration,
(the “Estimates Notice”), together with reasonable supporting information for the calculation of the above items. At least five (5) Business Days prior to delivery of the Estimates Notice, the Seller shall provide to the Purchasers a draft of the Estimates Notice and the reasonable supporting information and the Seller shall consider (acting in good faith) any reasonable comments provided by the Purchasers in respect of such draft of the Estimates Notice. The Estimates Notice and the information contained therein shall be prepared by the Seller in a manner consistent with the methodology used to prepare the Closing Income Statement and Closing Balance Sheet.
7Post-Closing Adjustments
7.1Closing Statements
The Seller shall procure that, following the Closing Date, there shall be drawn up a draft of:
7.1.1the Closing Income Statement (the “Draft Closing Income Statement”);

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7.1.2the Closing Balance Sheet Statement (the “Draft Closing Balance Sheet Statement”); and
7.1.3the Consideration Adjustments Statement (the “Draft Consideration Adjustments Statement” and together with the Draft Closing Income Statement and the Draft Closing Balance Sheet Statement, the “Draft Closing Statements”),
in each case, in accordance with Schedule 3.

7.2Determination of Closing Statements
7.2.1The Draft Closing Statements shall, once agreed or determined pursuant to paragraph 4 of Part 1 of Schedule 3:
(i)constitute the Closing Statements for the purposes of this Agreement; and
(ii)be final and binding on the Seller and the Purchasers.
7.2.2The Aggregate Net Income shall be derived from the Closing Income Statement and the OCI Position and the Hold-to-Collect Position shall be derived from the Closing Balance Sheet Statement, in each case including for the purposes of the Consideration Adjustments Statement.
7.3Adjustments to Consideration
7.3.1Aggregate Net Income
(i)If the Aggregate Net Income is greater than the Estimated Aggregate Net Income (the difference between these two amounts being the “Positive Aggregate Net Income Adjustment Amount”), the Purchasers shall pay, or cause to be paid, to the Seller, as per the proportions set out in Clause 7.4, an amount in cash equal to the Positive Aggregate Net Income Adjustment Amount.
(ii)If the Aggregate Net Income is less than the Estimated Aggregate Net Income or (the difference between these two amounts being the “Negative Aggregate Net Income Adjustment Amount”), the Seller shall pay, or cause to be paid, to the Purchasers, as per the proportions set out in Clause 7.4, an amount in cash equal to the Negative Aggregate Net Income Adjustment Amount.
7.3.2OCI Adjustment
(i)If the OCI Adjustment is greater than the Estimated OCI Adjustment (the difference between these two amounts being the “Positive OCI Adjustment Amount”), the Purchasers shall pay, or cause to be paid, to the Seller, as per the proportions set out in Clause 7.4, an amount in cash equal to the Positive OCI Adjustment Amount.
(ii)If the OCI Adjustment is less than the Estimated OCI Adjustment (the difference between these two amounts being the “Negative OCI Adjustment Amount”), the Seller shall pay, or cause to be paid, to the Purchasers, as per the proportions set out in Clause 7.4, an amount in cash equal to the Negative OCI Adjustment Amount.
7.3.3Hold-to-Collect Adjustment

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(i)If the Hold-to-Collect Adjustment is greater than the Estimated Hold-to-Collect Adjustment (the difference between these two amounts being the “Positive Hold-to-Collect Adjustment Amount”), the Purchasers shall pay, or cause to be paid, to the Seller, as per the proportions set out in Clause 7.4, an amount in cash equal to the Positive Hold-to-Collect Adjustment Amount.
(ii)If the Hold-to-Collect Adjustment is less than the Estimated Hold-to-Collect Adjustment (the difference between these two amounts being the “Negative Hold-to-Collect Adjustment Amount”), the Seller shall pay, or cause to be paid, to the Purchasers, as per the proportions set out in Clause 7.4, an amount in cash equal to the Negative Hold-to-Collect Adjustment Amount.
7.3.4Any payments required to be made pursuant to Clauses 7.3.1 to 7.3.3 shall be set off against each other such that only one payment from either: (i) Seller to the relevant Purchaser; or (ii) the relevant Purchaser to Seller shall be required. For the avoidance of doubt, payments due or in favour of one Purchaser shall not be set off against payments due or in favour of the other Purchaser.
7.4Payment and Allocation
7.4.1Any payment pursuant to Clause 7.3 shall be made on or before the Final Payment Date in accordance with 7.4.2.
7.4.2Where any payment is required to be made pursuant to Clause 7.3:
(i)is required to be made from the Seller to the Purchasers:
(a)in the case of Grupo Financiero, the Seller shall pay an amount equal to the Grupo Financiero Relevant Proportion of the amount of the payment required to be made by the Seller to the Purchasers pursuant to Clause 7.3 and such payment shall be made in cash to Grupo Financiero to the bank account nominated by Grupo Financiero, provided that the Seller may elect whether such cash payment is made in US$ or ARS, converted at the Applicable Exchange Rate;
(b)in the case of Banco Galicia, if there is any remaining principal amount outstanding under the Seller (Banco) Private Note, an amount equal to the Banco Galicia Relevant Proportion of the amount of the payment required to be made by the Seller to the Purchasers pursuant to Clause 7.3 shall first be satisfied through a reduction of the remaining principal amount of the Seller (Banco) Private Note, and any remaining amount (if any) following the repayment in full of the Seller (Banco) Private Note shall be paid in cash to Banco Galicia to the bank account nominated by Banco Galicia, provided that the Seller may elect whether such cash payment is made in US$ or ARS, converted at the Applicable Exchange Rate; and
(c)if the Seller (Banco) Private Note has been repaid in full, an amount equal to the Banco Galicia Relevant Proportion of the amount of the payment required to be made by the Seller to the Purchasers

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pursuant to Clause 7.3 shall be paid in cash to Banco Galicia to the bank account nominated by Banco Galicia, provided that the Seller may elect whether such cash payment is made in US$ or ARS, converted at the Applicable Exchange Rate;
(ii)is required to be made from the Purchasers to the Seller:
(a)Banco Galicia shall pay to the Seller an amount equal to the Banco Galicia Relevant Proportion of the amount required to be paid by the Purchasers to the Seller and the provisions of Clause 6.4.2(i), (ii), (iii) and (v) shall apply mutatis mutandis to such payment as if:
(I)the references in Clause 6.4.2(i), (ii), (iii) and (v) to “Closing Cash Payments” were instead references to such payment;
(II)the reference in Clause 6.4.2(i)(b) to “Shares Consideration Payment that is payable by Grupo Financiero to the Seller in accordance with Clause 6.4.10(i)” were instead a reference to “Shares Consideration Payment that is payable by Grupo Financiero to the Seller in accordance with Clause 7.4.2(ii)(b)”;
(III)the reference in Clause 6.4.2(i)(c) were deleted; and
(IV)references to “and HLAH’s (if applicable)” and “and the Subordinated Debt Consideration” were deleted; and
(b)Grupo Financiero shall pay to the Seller an amount to the Grupo Financiero Relevant Proportion of the amount required to be paid by the Purchasers to the Seller in cash in US$ to the bank account nominated by the Seller;
(iii)the payment made on account of the consideration shall be reduced or increased accordingly; and
(iv)the allocation of the consideration shall be adjusted pursuant to Clause 3.4.3.
7.4.3The Seller shall be entitled in its sole discretion to extend the Final Payment Date until the date on which the Lock Up Period expires (the “Final Payment Date Extension”) by providing prior written notice to the Purchasers prior to the Final Payment Date. Upon receipt of such notice, the payment required to be made by Seller pursuant to Clause 7.3 shall be due on the date on which the Lock Up Period expires (such date being the “New Final Payment Date”).
7.4.4Any payment required to be made in accordance with Clause 7.4.2 shall include:
(i)if the Draft Closing Statements are referred to the Reporting Accountants in accordance with paragraph 4 of Part 1 of Schedule 3 due to a dispute and:
(a)the paying party is the Seller, interest on (i) the amount payable under Clause 7.4.2; minus (ii) the amount that would have been payable had the Draft Closing Statement not been disputed (subject to a minimum of zero); or

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(b)the paying party is the Purchaser, interest on (i) the amount payable under Clause 7.4.2; minus (ii) the amount that would have been payable had the Drafting Closing Statement been adjusted by the Purchasers’ Disagreement Notice (subject to a minimum of zero), in each case calculated from the Closing Date to the date of payment at a rate equal to the interest rate of [***] per cent ([***]%) over the Bank of England base rate from time to time; and

(ii)interest thereon calculated from the date falling 10 Business Days after the date on which the process described in paragraph 4 of Part 1 of Schedule 3 for the agreement or determination of the Closing Statements is complete to the date of payment at a rate per annum of 9 per cent. Such interest shall accrue from day to day.
7.5Notwithstanding anything to the contrary, the Parties agree that in no event shall the Relevant Consideration Adjustments, as adjusted pursuant to this Clause 7, in aggregate reduce the Share Consideration Amount by more than US$[***]. For the avoidance of doubt, any payment made pursuant to Schedule 10 shall be excluded from any calculations made under this Clause 7.5.
8Post-Closing Obligations
8.1Co-operation to obtain Antitrust Approval
8.1.1Without prejudice to the provisions of Clause 8.2, the Purchasers undertakes to use their best endeavours to obtain the Antitrust Approval as soon as practicable after the Closing Date.
(i)For the purposes of the foregoing, “best endeavours” shall include the Purchasers taking any Remedial Action to obtain the Antitrust Approval.
(ii)“Remedial Action” shall mean, proposing, negotiating, agreeing to and effecting, by undertaking, consent agreement, hold separate agreement or otherwise:
(i)the sale, divestiture, licensing, restructuring or disposition of all or any part of the businesses or assets of any member of the Target Group or the Purchasers’ Group;
(ii)the termination of any existing contractual rights, relationships and obligations of a member of the Target Group (after Closing) or the Purchasers’ Group (before or after Closing), or entry into or amendment of any licensing or contractual arrangements of any member of the Target Group or the Purchasers’ Group;
(iii)the taking of any action that, after consummation of the Acquisition and the transactions contemplated by this Agreement, would limit the freedom of action of, or impose any other requirement on any member of the Target Group or the Purchasers’ Group with respect to the operation of one or more of the businesses, or the assets, of any member of the Target Group or the Purchasers’ Group, respectively; and
(iv)any other remedial action whatsoever with respect to a member of the Target Group or the Purchasers’ Group under the terms of Section 14(b) of

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the Antitrust Law that may be necessary in order to obtain Antitrust Approval.
8.1.2In case that the Antitrust Authority were to reject the Antitrust Approval, the Purchasers shall (i) bear any eventual loss of value resulting from the need to sell the Shares to a third party, (ii) be responsible for finding a third-party buyer for the Shares, and (iii) sell to such third party buyer the acquired Shares. The Seller shall have no obligation whatsoever to take, or omit to take, any action as a result of any rejection of the Antitrust Approval or any Remedial Action. The Purchasers shall not have any claims against the Seller as a result of the eventual loss of value resulting from the need to sell the Shares to a third party, or taking of any other action in connection with the rejection of the Antitrust Approval or any other Remedial Action. In the event that the Seller (at its sole discretion) decides to take or omit to take any action requested by the Purchasers or required in connection with a Remedial Action, it shall be conditional on the granting of an indemnity from the Purchasers to Seller on terms satisfactory to the Seller.
8.1.3The Purchasers shall, within one (1) week of the Closing Date (the “Antitrust Approval Filing Deadline”), file the mandatory notification with the Antitrust Authority to obtain the Antitrust Approval. The Purchasers shall assume the entire risk in respect of obtaining the Antitrust Approval and, therefore, shall be responsible for determining the strategy to obtain the Antitrust Approval, including, but not limited to, the drafting of such filing and making the submission.
8.1.4The Seller shall, and shall procure that its advisers shall use reasonable endeavours to provide no later than two (2) weeks prior to the Antitrust Approval Filing Deadline, all required documentation involving the Seller and the Target Group Companies within its or its Affiliates’ control for the Purchasers to file the mandatory notification with the Antitrust Authority.
8.1.5If, at any time, the Seller or the Purchasers becomes aware of a fact, matter or circumstance that could reasonably prevent or materially delay the Antitrust Approval from being obtained, it shall promptly inform the other Parties in writing and in reasonable detail. The Purchasers shall not take any action (nor permit any of its Affiliates to take any action) that could be reasonably likely to prevent or delay the Antitrust Approval, whether deliberate or as a result of negligence, provided that the Purchasers shall not be restricted from undertaking any intra-group corporate reorganisations, irrespective of its potential impact in the timing of the Antitrust Approval.
8.1.6Any and all expenses and costs, including filing fees, but excluding the Seller’s legal and adviser fees and internal expenses and costs, relating to obtaining the Antitrust Approval and adopting and Remedial Action will be borne exclusively by the Purchasers.
8.2Antitrust Approval Satisfaction Progress
8.2.1Subject to Applicable Law and without prejudice to the provisions of Clause 8.1, the Seller shall cooperate with the Purchasers in obtaining the Antitrust Approval and shall, and shall procure that the relevant members of the Target Group shall (prior to Closing), use their reasonable endeavours to promptly provide all information and documentation to the Purchasers and/or to the Antitrust Authority as may be requested, required or ordered pursuant to statutory and non-statutory requests for

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information, supplemental information requests and any court orders in connection with the Antitrust Approval.
8.2.2The Purchasers shall give notice in writing to the Seller of the satisfaction of the Antitrust Approval within (2) (two) Business Days of becoming aware of the same.
8.2.3Any information or documents to be provided by the Purchasers to the Seller or from the Seller to the Purchasers pursuant to this Clauses 8.1 or 8.2 may be provided subject to appropriate redaction if providing such information or documents could: (i) prejudice or waive any legal or litigation privilege; or (ii) result in the disclosure of business sensitive or confidential information. If any such information is required to be disclosed by the Purchasers to the Seller or from the Purchasers to the Seller for the purposes of obtaining the Antitrust Approval, such information shall be provided (subject to Applicable Law) to the Seller’s or Purchasers’ legal advisers only (as applicable).
8.3Release of Guarantees
8.3.1The Seller and the Purchasers shall use all reasonable endeavours to procure by Closing or, to the extent not done so by Closing, as soon as reasonably practicable thereafter, the release with effect from Closing:
(i)of the Seller and all other members of the Seller’s Group from any security arrangements, guarantees or indemnities given by or binding upon the Seller or other members of the Seller’s Group in respect of any obligations related to the Target Group and/or the activities conducted by it to the extent such security arrangements, guarantees or indemnities are not transferred to a member of the Target Group prior to Closing; and
(ii)of the Target Group from any security arrangements, guarantees or indemnities given by or binding upon any member of the Target Group in respect of any obligations related to the Seller and of all other members of the Seller’s Group and/or the activities conducted by them to the extent such security arrangements, guarantees or indemnities are not transferred to the Seller or any other member of the Seller’s Group prior to Closing,
(paragraphs (i) and (ii) being collectively, in each case excluding the Bank Guarantees, the “Guarantees”).

8.3.2For the purposes of this Clause 8.3, the Parties acknowledge and agree that upon becoming so aware of any such Guarantee, the relevant Party shall notify the other Party in writing as soon as practicable of its existence, and the obligations under Clause 8.3.1 shall apply. Not less than 20 Business Days prior to Closing, the Seller shall confirm to the Purchasers in writing whether it is aware of any Guarantees in existence at that time and, if it is, it shall provide a list of all such Guarantees to the Purchasers.
8.3.3With effect from Closing, pending release by the Seller of any Guarantee pursuant to Clause 8.3.1, the Seller shall indemnify the relevant member of the Target Group against, and promptly pay and reimburse, all amounts paid or incurred by the relevant member of the Target Group pursuant to any such Guarantee.
8.3.4With effect from Closing, pending release by the relevant member of the Target Group of any Guarantee pursuant to Clause 8.3.1, the Purchasers shall indemnify the Seller and all other members of the Seller’s Group against, and promptly pay

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and reimburse, all amounts paid or incurred by any of them pursuant to any such Guarantee.
8.4Bank Guarantees
8.4.1Notwithstanding any other provision in this Agreement, the Seller and the Purchasers acknowledge that the Bank Guarantees (including any issued as counter-guarantees) which are issued or confirmed by: (i) a member of the Seller’s Group to a beneficiary or recipient at the request of a member of the Target Group; and/or (ii) a member of the Target Group to a beneficiary or recipient at the request of a member of the Seller’s Group; and any counter-guarantee supporting such issuances shall, in each case, continue in full force and effect in accordance with their terms on and from the date of this Agreement.
8.4.2On and from Closing:
(i)the Seller shall, and shall procure that the relevant members of the Seller’s Group shall, cooperate with and provide reasonable assistance to the Target Group in connection with the performance of, or any matters reasonably relating to, the Bank Guarantees; and
(ii)the Purchasers shall, and shall procure that the relevant members of the Purchasers’ Group (including, after Closing, the members of the Target Group) shall, cooperate with and provide reasonable assistance to the Seller and the relevant members of the Seller’s Group in connection with the performance of, or any matters reasonably relating to, the Bank Guarantees.
8.4.3Each of the Seller and the Purchasers shall provide the other Party with such information as may reasonably be required to facilitate the performance of, and compliance with, the Bank Guarantees.
8.5Termination of Intra-Group Agreements
8.5.1The Seller and Purchasers agree that all outstanding amounts in respect of ordinary trading items (including, for the avoidance of doubt, interest accrued thereon) owed between the Target Group and any member of the Seller’s Group as at Closing shall be settled in accordance with normal payment terms for such items and in any event within (30) thirty calendar days of Closing.
8.5.2Except as otherwise provided for in this Agreement, including (for the avoidance of doubt) with respect to Bank Guarantees which are issued or confirmed by: (a) a member of the Seller’s Group (other than a member of the Target Group) to a beneficiary or recipient at the request of a member of the Target Group; and (b) the a member of the Target Group to a beneficiary or recipient at the request of a member of the Seller’s Group (other than a member of the Target Group), and any counter-guarantee supporting such issuances, and which shall be treated in accordance with Clause 8.4), the Seller and the Purchasers agree, and shall procure, respectively, that each member of the Target Group and all relevant members of the Seller’s Group shall agree, that all licences of any Intellectual Property and all other intra-group arrangements between any member of the Target Group and any member of the Seller’s Group which are in force immediately prior to Closing, shall terminate immediately on Closing, without liability to any parties thereto (but without prejudice to any payments already accrued thereunder) and

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the orderly termination of such licences and other intra-group arrangements shall be discussed pursuant to the Migration Plan (collectively, but for the avoidance of doubt, excluding the Bank Guarantees which are issued or confirmed by: (A) a member of the Seller’s Group (other than a member of the Target Group) to a beneficiary or recipient at the request of a member of the Target Group (other than a member of the Target Group); and (B) a member of the Target Group to a beneficiary or recipient at the request of a member of the Seller’s Group (other than a member of the Target Group), and any counter-guarantee supporting such issuances), the “Terminating Intra-Group Agreements”).
8.5.3To the extent that any Terminating Intra-Group Agreement cannot be terminated on Closing, the Seller and the Purchasers shall use reasonable endeavours to procure such termination as soon as practicable following Closing.
8.5.4Effective upon Closing, the Purchasers and each Target Group Company, on behalf of itself and its Affiliates and their respective successors and assigns, hereby irrevocably waives, acquits, remises, discharges and forever releases the Seller and any member of the Seller’s Group from any and all liabilities and obligations arising out of, related to, or in connection with Seller’s or such member of the Seller’s Group’s personal property Tax (impuesto sobre los bienes personales) liability in respect of their ownership of Consideration Shares, Consideration ADSs, and Consideration ADRs, during the Lock Up Period.
8.6Restrictions on continued use of HSBC Trade Marks
8.6.1Except as otherwise set forth in this Clause 8.6, each member of the Target Group shall have the right for the period between the Closing Date and such date as the change of name for the relevant member of the Target Group has been approved by the relevant Governmental Entity (the “Approval Date”) to continue to use its current legal name solely where, and to the minimum extent, required to operate its business and provided that the Purchasers shall procure that each member of the Target Group uses its best endeavours to:
(i)make all filings, cooperate with the relevant Governmental Entity and do all such other things as are relevant or necessary to ensure that, insofar as it is able, the Approval Date occurs as soon as possible after the Closing Date; and
(ii)change the name of the relevant member of the Target Group on, or as soon as possible following, the Approval Date.
8.6.2Except as otherwise permitted by the Trade Mark Licence, the Purchasers shall not, and shall procure that none of its Affiliates (including any member of the Target Group) shall, with respect to the Target Group, at any time after Closing:
(i)use or display any Trade Marks which include (in whole or in part) any HSBC Trade Marks;
(ii)hold itself out as having any current affiliation with any member of the Seller’s Group; or
(iii)use any HSBC Trade Marks, either alone or in combination with other Trade Marks, on any materials in any form, including any business stationery (including business cards, schedules, inventories, periodic statements,

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cardholder or customer agreements, packaging materials, publicity releases and forms), card plastics, displays, signs, informational, promotional or marketing materials, websites, email, computer software and systems.
8.7Post-Closing Filings and Notifications
Without prejudice to Clause 5.3.7, the Purchasers shall:
8.7.1file with the relevant Governmental Entity all documents and filings required to effect the change in name of each member of the Target Group as soon as reasonably practicable following Closing and in any case no later than the regulatory or statutorily imposed time period in which such filings are required to be made;
8.7.2procure that all other notices and filings which may be required under Applicable Law in relation to the Acquisition are given or made as soon as reasonably practicable following Closing and in any case no later than the regulatory or statutorily imposed time period in which such notices or filings are required to be made; and
8.7.3provide the Seller with proof that the filings referred to in Clause 8.7.1 and any other notification or filing as required under Applicable Law have been made as soon as reasonably practicable following the date of the relevant notification or filing.
8.8Directors and Officers
8.8.1Save in the case of fraud, fraudulent misrepresentation, wilful misconduct or criminal conduct:
(i)the Seller undertakes to the Purchasers, the Target Group and their respective directors, officers, employees and agents, to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Target Group or their respective directors, officers, employees and agents, in connection with assisting the Seller in the giving of any Seller’s Warranty or the preparation of the Disclosure Letter; and
(ii)the Purchasers undertakes to the Target Group and the Seller’s Group’s respective directors, officers, employees and agents to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Target Group or the Seller’s Group’s respective directors, officers, employees and agents, in connection with assisting the Seller in the giving of any Seller’s Warranty or the preparation of the Disclosure Letter.
8.8.2From Closing, the Purchasers shall not bring and shall procure that no member of the Purchasers’ Group shall bring any claim, however arising, against any present or former director, officer or employee of the Seller or any other member of the Seller’s Group arising out of or in connection with:
(i)any such person’s services or duties to the Target Group prior to Closing; or

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(ii)any information or advice provided (or omitted to be provided) by any such person on which the Purchasers relied when agreeing to the terms of this Agreement or any agreement entered into in connection with the transfer of the Target Group, provided that this Clause 8.8 does not apply to a claim against a person who has engaged in fraud or wilful misconduct or criminal conduct.

8.8.3From Closing, the Seller shall not bring and shall procure that no member of the Seller’s Group shall bring any claim, however arising, against any present or former director, officer or employee of any member of the Target Group, arising out of or in connection with:
(i)any such person’s services or duties to the Target Group prior to Closing; or
(ii)any information or advice provided (or omitted to be provided) by any such person on which the Seller relied when agreeing to the terms of this Agreement or any agreement entered into in connection with the transfer of the Target Group, provided that this Clause 8.8 does not apply to a claim against a person who has engaged in fraud or wilful misconduct or criminal conduct.
8.9Consideration ADSs
8.9.1Lock Up
(i)Neither the Seller, any Affiliate of the Seller, nor any person acting on its or their behalf will, for a period of six (6) months after the Closing Date (the “Lock Up Period”), offer, sell, contract to sell, assign, lend, pledge or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of or publicly announce any such issuance, offer, sale, assignment, pledge, loan or disposal of) any Consideration ADSs (a “Disposal”).
(ii)The restriction contained in Clause 8.9.1(i) shall not apply to any Disposal made:
(a)with the prior written consent of the Purchasers;
(b)to a member of the Seller’s Group.
(c)in accordance with Clause 8.10.2;
(d)in connection with any variable prepaid forward transaction entered into by the Seller or a member of the Seller’s Group in relation to the Consideration ADSs, pursuant to which the actual transfer of the Consideration ADSs will not occur until after the expiry of the Lock up Period; or
(e)in connection with (A) the acceptance of a voluntary or mandatory tender offer; (B) the provision of an irrevocable undertaking to accept such an offer; or (C) the sale of any Consideration ADSs to a party making such an offer.
(iii)For the avoidance of doubt and without prejudice to Clause 8.9.1(i), the Seller’s Group shall be entitled to use any information obtained in

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connection with this Agreement or the Acquisition as part of any hedging the Seller’s Group decides to put in place in relation to the Consideration ADSs.
8.9.2Subsequent Disposals by the Seller
(i)Following the Closing Date, Grupo Financiero shall (at its own cost and expense) promptly, but in no event later than 30 days of the Closing Date, file a Registration Statement on Form F-3 pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the resale of the Consideration ADSs held by the Seller or its Affiliate as of the Closing Date (the “Holder”) and shall use all reasonable endeavours to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Such Shelf Registration Statement shall provide for the resale of the Consideration ADSs pursuant to any method or combination of methods legally available to, and reasonably requested by, the Holder. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration”.
(ii)Grupo Financiero shall use its reasonable best efforts to prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with provisions under the Securities Act until the earlier of (i) the date as of which all Consideration ADSs have been sold pursuant to the Shelf Registration Statement and (ii) the date as of which all Consideration ADSs are eligible for sale pursuant to Rule 144 of the Securities Act without any manner of sale or volume limitations (such period of effectiveness, the “Shelf Period”).
(iii)If the Shelf Registration Statement ceases to be effective under the Securities Act for any reason during the Shelf Period, subject to Clause 8.9.2(ii), Grupo Financiero shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again be effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a on Form F-3 (a “Subsequent Shelf Registration”) registering the resale of all remaining Consideration ADSs (determined as of two business days prior to such filing) held by the Holder, and pursuant to any method or combination of methods legally available to, and reasonably requested by, the Holder. If a Subsequent Shelf Registration is filed, Grupo Financiero shall use its commercially reasonable efforts to: (x) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (y) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until the earlier of (i) such time as there are no longer any

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Consideration ADSs held by the Holder and (ii) the date as of which all Consideration ADSs are eligible for sale pursuant to Rule 144 of the Securities Act without any manner of sale or volume limitations.
(iv)Upon receipt of written notice from Grupo Financiero that a Registration Statement or Prospectus contains a Misstatement, the Holder shall forthwith discontinue disposition of the Consideration ADSs until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Grupo Financiero hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice and that Grupo Financiero shall be responsible for the expenses in connection with correcting the Misstatement), or until it is advised in writing by Grupo Financiero that the use of the Prospectus may be resumed.
(v)If the continued use of such Shelf Registration Statement at any time would require Grupo Financiero to make an Adverse Disclosure, Grupo Financiero may, upon giving prompt written notice of such action to the Seller, suspend use of the Shelf Registration Statement (a “Shelf Suspension”) for a period of time determined in good faith by Grupo Financiero to be necessary for such purpose. In the case of a Shelf Suspension, the Seller agrees to suspend use of the applicable prospectus in connection with any sale or purchase of, or offer to sell or purchase, Consideration ADSs, upon receipt of the notice referred to above.
8.9.3Secondary Offerings
(i)Following the expiry of the Lock Up Period, the Seller may, on two (2) occasions with at least 12 months difference between them, after the Shelf Registration Statement becomes effective, deliver a written notice to Grupo Financiero of the Seller’s intention to sell some or all of the Consideration ADSs held by the Seller (or another member of the Seller’s Group) to a third party(ies) by means of Grupo Financiero initiating a secondary offering, provided that the expected gross proceeds of the Consideration ADSs proposed to be sold by the Seller’s Group in such Secondary Offering is at least US$200,000,000 (based on information available) on the day preceding the date of such notice (unless the Seller’s Group is intending to sell all of their remaining Consideration ADSs in which case no such minimum threshold shall apply) (each a “Secondary Offering”).
(ii)In order to facilitate a Secondary Offering, the Purchasers shall (subject to the Seller paying all related third party costs and expenses) promptly provide all assistance reasonably requested by the Seller to market and effect a Disposal(s) of the Consideration ADSs by the Seller (or another member of the Seller’s Group) to a third party(ies) in such Secondary Offering; for the avoidance of doubt and notwithstanding anything to the contrary, no Secondary Offering will be an underwritten offering, unless (i) the Seller pays all related third party costs and expenses and (ii) any documents Grupo Financiero will be required to sign will be in form and substance satisfactory to Grupo Financiero and its counsel (each acting reasonably), provided that the Seller shall be entitled to select the underwriter in its sole discretion.

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(iii)The assistance to be provided by the Purchasers referred to in Clause 8.9.3(ii) shall consist of the following:
(a)the Purchasers procuring that the relevant members of their senior management team (as determined by the Purchasers, but including the Chief Financial Officer of the Purchasers) participate in any marketing activities, roadshows or presentations conducted by the Seller and assist with the preparation of any documentation and/or filings, in each case required to be filed in connection with the Secondary Offering; and
(b)the Purchasers providing or procuring the provision to the Seller, prospective purchasers of the Consideration ADSs and each of their agents and advisers with access to information and documentation of the Purchasers’ Group necessary for the purposes of due diligence in connection with the relevant Secondary Offering provided that: (1) any such agents and advisers shall be appointed and paid for by the Seller; and (2) Grupo Financiero will not be obligated to make a filing or public announcement in connection with granting such access; and
(c)the Purchasers participating in any discussions, engagement or submissions with a Governmental Entity deemed by the Seller to be necessary in connection with the relevant Secondary Offering.
8.10BHCA Compliance
8.10.1Information Rights
(i)[***].
(ii)[***].
8.10.2BHCA Compliance
[***].
9Warranties and Indemnities
9.1The Seller’s Warranties
9.1.1Subject to the remainder of this Clause 9.1 and Clause 9.2, the Seller warrants to the Purchasers that the statements set out in Schedule 4 are true and accurate: as at the date of this Agreement.
9.1.2The Seller further warrants to the Purchasers that the Fundamental Warranties and the Tax Warranties will be true and accurate at Closing as if they had been repeated at Closing.
9.1.3Subject to Clause 9.2 below, the Seller undertakes to indemnify, and to keep indemnified, the Purchasers against, and to pay on demand (on a dollar for dollar basis) an amount equal to all Losses which may be suffered or incurred by the Purchasers in relation to a breach of the Tax Warranties.
9.1.4Any Seller’s Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the

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actual knowledge, as of the date hereof, of each of the Chief Executive Officer, the Chief Financial Officer and the Country General Counsel of the Target Group, in each case having made reasonable enquiries.
9.1.5Subject to Clause 9.1.6, the only Seller’s Warranties given:
(i)in respect of Taxation are the Tax Warranties and each of the other Seller’s Warranties shall be deemed not to be given in respect of Taxation;
(ii)in respect of the Properties are those contained in paragraph 13 of Schedule 4 and each of the other Seller’s Warranties shall be deemed not to be given in respect of the Properties;
(iii)in respect of Intellectual Property are those contained in paragraph 22 of Schedule 4 and each of the other Seller’s Warranties shall be deemed not to be given in respect of Intellectual Property; and
(iv)in respect of employment or pensions matters are those contained in paragraphs 24 to 26 of Schedule 4 and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters.
9.1.6The Parties agree that Clauses 9.1.5(i) to 9.1.5(iv) shall not apply in respect of the Seller’s Warranties contained in paragraphs 17 and 18 of Schedule 4. The Parties further agree that Clause 9.1.5(i) shall not apply in respect of the Seller’s Warranties contained in paragraph 10 of Schedule 4.
9.1.7For the avoidance of doubt, no Seller’s Warranty is made with respect to the existence, availability, amount, usability or limitation (or lack thereof) in any Tax period commencing after the Accounts Date (or in respect of the Target Group Insurance Companies, 30 June 2023) of any Relief of the Target Group (including, without limitation any net operating losses, capital losses, deductions, undepreciated capital cost, or other Tax pools, Tax credits or other Tax attributes and other similar items) or of any member of the Target Group.
9.1.8The Purchasers acknowledge and agree that:
(i)the Seller’s Warranties set forth in Schedule 4 are the only warranties or other assurances of any kind given by or on behalf of the Seller in connection with the Acquisition;
(ii)notwithstanding anything to the contrary set out in this Agreement, no other statement, promise or forecast made by or on behalf of the Seller may form the basis of, or be pleaded in connection with, any Claim and, without prejudice to the provisions of Clause 16.2, the Purchasers acknowledge and agree that the Seller makes no representation or warranty as to any projections, forecasts, estimates or budgets delivered to or made available to the Purchasers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any individual member of the Target Group or the Target Group as a whole or its or their future business and operations;
9.2Seller’s Disclosures
9.2.1The Seller’s Warranties are subject to any matter which is contained or referred to in this Agreement or Fairly Disclosed in the Disclosure Letter, the documents

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provided in the Data Room or otherwise listed in the Schedules to this Agreement or the Disclosure Letter.
9.2.2References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 4 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties as a whole.
9.2.3The Seller shall provide a copy of the contents of the Data Room to the Purchaser on a USB memory stick within 10 Business Days of the date of this Agreement.
9.3Seller Guarantor’s Warranties
9.3.1The Seller Guarantor warrants to the Purchasers that the statements set out in Schedule 5 are true and accurate as of the date of this Agreement.
9.3.2The Seller Guarantor further warrants to the Purchasers that the statements set out in Schedule 5 will be true and accurate at Closing as if they had been repeated at Closing.
9.4The Purchasers’ Warranties
9.4.1Each of the Purchasers warrants to the Seller that the statements set out in paragraphs 1 to 6 and 11 of Schedule 6 are true and accurate as at the date of this Agreement in respect of itself only. Grupo Financiero warrants to the Seller that the statements set out in paragraphs 7 to 10 of Schedule 6 are true and accurate as at the date of this Agreement.
9.4.2Each of the Purchasers further warrants to the Seller that the statements set out in paragraphs 1 to 6 and 11 of Schedule 6 will be true and accurate at Closing in respect of itself only as if they had been repeated at Closing. Grupo Financiero warrants to the Seller that the statements set out in paragraphs 7 to 10 of Schedule 6 will be true and accurate at Closing as if they had been repeated at Closing.
10Guarantor Undertakings
10.1Seller Guarantor
10.1.1The Seller Guarantor irrevocably and unconditionally:
(i)guarantees the due and punctual performance by the Seller of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the “Seller Guaranteed Obligations”);
(ii)undertakes to the Purchasers that:
(a)whenever the Seller does not pay any amount when due under or in connection with the Seller Guaranteed Obligations, the Seller Guarantor shall within 2 Business Days of demand and, subject to Clause 16.6.17, pay that amount to the extent of any limit on the liability of the Seller under this Agreement in respect of that Seller Guaranteed Obligation as if the Seller Guarantor was the principal obligor; and
(b)whenever the Seller fails to perform any other Seller Guaranteed Obligation, the Seller Guarantor shall immediately on demand

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perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Seller Guaranteed Obligation, so that the same benefits are conferred on the Purchasers as they would have received if such Seller Guaranteed Obligations had been performed and satisfied by the Seller to the extent of any limit on the liability of the Seller under this Agreement; and
(iii)agrees to indemnify the Purchasers and each Affiliate of the Purchasers against and, subject to Clause 16.6.17, pay on demand (on a dollar for dollar basis) an amount equal to all Losses which the Purchasers may suffer or incur (whether directly or indirectly) as a result or any claim relating to:
(a)the failure of the Seller to perform any of the Seller Guaranteed Obligations; or
(b)any Seller Guaranteed Obligation becoming unenforceable, invalid or illegal.
10.1.2The guarantee in Clause 10.1 is a continuing guarantee and will remain in force until all the Seller Guaranteed Obligations have been performed or satisfied.
10.1.3If any payment by the Seller and/or the Seller Guarantor or any discharge of any obligations of the Seller and/or the Seller Guarantor or any security for those obligations or otherwise is avoided or reduced as a result of insolvency or any similar event:
(i)the liability of the Seller and/or the Seller Guarantor shall continue as if the payment discharge, avoidance or reduction had not occurred; and
(ii)the Purchasers shall be entitled to recover the value or amount of that security or payment from the Seller Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
10.1.4The obligations of the Seller Guarantor under this Clause 10 will not be affected by any act, omission, matter or thing which, but for this Clause 10.1.4, would reduce, release or prejudice any of its obligations under this Clause 10 (whether or not known to them or the Purchasers) including:
(i)any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of the Purchasers or any other person;
(ii)any amendment (however fundamental) or replacement of any of the Seller Guaranteed Obligations or any other document or security;
(iii)any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security; or
(iv)any insolvency or similar proceedings.
10.1.5The Seller Guarantor waives any right it may have of first requiring the Purchasers to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Seller Guarantor under this Clause 10. This

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waiver applies irrespective of any law or any provision of this Agreement to the contrary.
10.1.6The Seller Guarantor undertakes to hold any security taken from the Seller in connection with this guarantee in trust for the Purchasers pending discharge in full of all of the Seller Guarantor’s obligations under this Clause 10.
10.1.7This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Purchasers.
10.1.8Notwithstanding anything to the contrary, the liability of the Seller Guarantor pursuant to this Clause 10 shall never exceed the maximum liability of the Seller in respect of any Seller Guaranteed Obligation.
10.2Banco Galicia Guarantor
10.2.1Grupo Financiero irrevocably and unconditionally:
(i)guarantees the due and punctual performance by Banco Galicia of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the “Banco Galicia Guaranteed Obligations”);
(ii)undertakes to the Seller that:
(a)whenever Banco Galicia does not pay any amount when due under or in connection with the Banco Galicia Guaranteed Obligations, Grupo Financiero shall within 2 Business Days of demand and, subject to Clause 16.6.17, pay that amount to the extent of any limit on the liability of the Banco Galicia under this Agreement in respect of that Seller Guaranteed Obligation as if Grupo Financiero was the principal obligor; and
(b)whenever Banco Galicia fails to perform any other Banco Galicia Guaranteed Obligation, Grupo Financiero shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Banco Galicia Guaranteed Obligation, so that the same benefits are conferred on the Seller as it would have received if such Banco Galicia Guaranteed Obligations had been performed and satisfied by Banco Galicia to the extent of any limit on the liability of Banco Galicia under this Agreement; and
(iii)agrees to indemnify the Seller and each Affiliate of the Seller against and, subject to Clause 16.6.17, pay on demand (on a dollar for dollar basis) an amount equal to all Losses which the Seller may suffer or incur (whether directly or indirectly) as a result or any claim relating to:
(a)the failure of Banco Galicia to perform any of the Banco Galicia Guaranteed Obligations; or
(b)any Banco Galicia Guaranteed Obligation becoming unenforceable, invalid or illegal.

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10.2.2The guarantee in Clause 10.1 is a continuing guarantee and will remain in force until all the Banco Galicia Guaranteed Obligations have been performed or satisfied.
10.2.3If any payment by Banco Galicia and/or Grupo Financiero or any discharge of any obligations of Banco Galicia and/or Grupo Financiero or any security for those obligations or otherwise is avoided or reduced as a result of insolvency or any similar event:
(i)the liability of the Banco Galicia and/or Grupo Financiero shall continue as if the payment discharge, avoidance or reduction had not occurred; and
(ii)the Seller shall be entitled to recover the value or amount of that security or payment from Grupo Financiero, as if the payment, discharge, avoidance or reduction had not occurred.
10.2.4The obligations of Grupo Financiero under this Clause 10 will not be affected by any act, omission, matter or thing which, but for this Clause 10.2.4, would reduce, release or prejudice any of its obligations under this Clause 10 (whether or not known to them or the Seller) including:
(i)any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of the Purchasers or any other person;
(ii)any amendment (however fundamental) or replacement of any of the Banco Galicia Guaranteed Obligations or any other document or security;
(iii)any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security; or
(iv)any insolvency or similar proceedings.
10.2.5Grupo Financiero waives any right it may have of first requiring the Seller to proceed against or enforce any other rights or security or claim payment from any person before claiming from Grupo Financiero under this Clause 10. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.
10.2.6Grupo Financiero undertakes to hold any security taken from Banco Galicia in connection with this guarantee in trust for the Seller pending discharge in full of all of Grupo Financiero’s obligations under this Clause 10.
10.2.7This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Seller.
10.2.8Notwithstanding anything to the contrary, the liability of Grupo Financiero pursuant to this Clause 10 shall never exceed the maximum liability of Banco Galicia in respect of any Banco Galicia Guaranteed Obligation.
11Limitation of Liability
The provisions of Schedule 7 shall apply in respect of certain claims under this Agreement (as provided therein).

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12Claims
12.1Notification of Potential Claims
If the Purchasers or any member of the Target Group becomes aware of any fact, matter or circumstance that may give rise to a Claim, the Purchasers shall as soon as reasonably practicable, and in any event within thirty (30) calendar days of such awareness, give notice in writing to the Seller setting out such information as is available to the Purchasers or any member of the Target Group (as applicable) as is reasonably necessary to enable the Seller to assess the merits of the Claim, to act to preserve evidence and to make such provision as the Seller may consider necessary. Where the Claim is a Tax Claim, the Purchasers shall procure that this written notice also sets out the due date for payment of the relevant Tax Liability and the time limits for any appeal, where applicable. Subject to Schedule 7, failure to give notice within such period shall not affect the rights of the Purchasers except to the extent that the Seller’s liability is increased by the failure.

12.2Notification of Claims under this Agreement
12.2.1Notices of Claims shall be given by the Purchasers to the Seller within the time limits specified in paragraph 1 of Schedule 7 and shall specify in each case to the extent available to the Purchasers at that time: (i) reasonable detail of the legal and factual basis of the Claim and the evidence on which the Purchasers relies (including, where the Claim is the result of, or in connection with a Third Party Claim, evidence of the Third Party Claim) and (ii) the Purchasers’ estimate of the potential Losses (including Taxes) which are, or are to be, the subject of the Claim (including any Losses which are contingent on the occurrence of any future event). Failure to give notice as soon as reasonably practicable in accordance with this Clause 12.2 shall not affect the rights of the Purchasers except if and to the extent that the Seller’s liability is increased by the failure.
12.2.2For the avoidance of doubt, the Purchasers may give notice of any single Claim in accordance with Schedule 7, whether or not the threshold set out in paragraph 3 of Schedule 7 has been exceeded at the time the notice is given, and any notice of a Claim by the Purchasers shall be made within the time limits specified in paragraph 1 of Schedule 7.
12.3Commencement of Proceedings
Any Claim notified pursuant to Clause 12.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn and cease to be enforceable against the Seller six (6) months after the notice is given pursuant to Clause 12.2 unless, at the relevant time, legal proceedings in respect of the Claim have been commenced by being both issued and served, provided that such six (6) month time limit shall not start to run in the case of a contingent or unquantifiable liability, until the earlier of (i) 12 months after the relevant time limit set out in paragraph 1 of Schedule 7 and (ii) the date that such liability becomes an actual quantifiable liability.
12.4Investigation by the Seller
In connection with any matter or circumstance that may give rise to a Claim, the Purchasers shall allow, and after Closing shall procure that each member of the Target Group allows, the Seller and its financial, accounting, tax or legal advisers to investigate

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the matter or circumstance alleged to give rise to a Claim as the Seller may reasonably consider necessary or desirable.
12.5Conduct of Third Party Claims
If the matter or circumstance that may give rise to a Claim is a result of or in connection with a claim by a third party (including a claim or Tax audit by a Tax Authority) (a “Third Party Claim”) then, subject to Applicable Law:

12.5.1until such time (if any) as the Seller assumes control of a Third Party Claim in accordance with Clause 12.5.5, the Purchasers shall assume conduct of all Third Party Claims (including the taking all such actions as set out in Clause 12.5.3) and the Purchasers shall consult with the Seller so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Seller before taking any action in relation to the Third Party Claim;
12.5.2no admissions in relation to the Third Party Claim (including admissions of criminal liability or violation of Applicable Law) shall be made by or on behalf of the Purchasers or any member of the Purchasers’ Group (including, after Closing, each member of the Target Group) and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Seller (not to be unreasonably withheld);
12.5.3subject to the Seller paying and indemnifying the Purchasers and each member of the Purchaser’s Group for any costs and expenses (including legal and professional costs and expenses) incurred by the Purchasers and each member of the Purchasers’ Group in relation thereto (except to the extent such costs would be covered under a Specific Indemnity Claim, then such costs and expenses shall be subject to the provisions of Schedule 10 instead, including any cost-sharing provisions in such Schedule 10), the Purchasers shall, or the Purchasers shall procure that the members of the Purchasers’ Group (including, after Closing, each member of the Target Group) shall, take such action (or procure the taking of such action) as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim;
12.5.4in the case of any Third Party Claim relating to Tax, and without prejudice to the other provisions of this Clause 12.5 (including for the avoidance of doubt Clause 12.5.2), prior to, and in the absence of, any request by the Seller in relation to the action to be taken under Clause 12.5.3, the Purchasers shall take (or procure that there are taken) such actions to mitigate and defend the Third Party Claim as a reasonably prudent taxpayer would reasonably be expected to take in order to mitigate the amount of Tax which may be payable as a result of the Third Party Claim;
12.5.5the Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchasers, (a) to take such reasonable action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchasers or member of the Purchasers’ Group concerned and (b) to have the conduct of and assume

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control over any related proceedings, negotiations or appeals, provided that the Seller shall, in relation to the conduct of such Third Party Claim:
(i)consult so far as is reasonably practicable with the Purchasers;
(ii)provide the Purchasers with copies of material documents, correspondence and communications in connection with such Third Party Claim at such time as will allow the Purchasers a reasonable opportunity to provide comments;
(iii)conduct such Third Party Claim in a manner materially consistent with the past practice of the Target Group;
(iv)where requested by the Purchasers, allow persons nominated by the Purchasers to attend a sufficient number of meetings and calls with the lawyers conducting the Third Party Claim to enable the Purchasers to stay informed of the status and progress of the Third Party Claim;
(v)where the Third Party Claim is brought by or primarily concerns a Governmental Entity or a Tax Authority, (i) consider in good faith any concerns raised by, or comments and/or proposals made by, the Purchasers; and (ii) permit the Purchaser to inform the relevant Governmental Entity or Tax Authority that the Seller is taking such actions in the name of and on behalf of the Purchasers or member of the Purchasers’ Group concerned and/or has taken conduct of the relevant Third Party Claim (as applicable);
(vi)not compromise, dispose of or settle such Third Party Claim without the prior written consent of the Purchasers (not to be unreasonably withheld), unless such compromise, disposal or settlement by its terms obligates the Seller to pay the full amount of the liability in connection with such Third Party Claim (or, in relation to any Specific Indemnity, the portion of such liability which the Seller has agreed to bear under Schedule 10) and includes an unconditional release in favour of the Purchasers from all liability arising out of such Third Party Claim.
12.5.6if the Seller sends a notice to the Purchasers pursuant to Clause 12.5.5, the Seller will not hold the Purchasers and/or any Target Group Company liable for any reasonable action taken in good faith by the Purchasers in defending such Third Party Claim before the Seller elected to assume control. If the Seller sends a notice to the Purchaser pursuant to Clause 12.5.5, or in relation to a Tax Claim to the extent reasonably requested by the Seller to enable the Seller to exercise any other of its rights under this Clause 12.5, the Purchaser shall give, and the Purchaser shall procure that any member of the Purchasers’ Group (including, after Closing, each member of the Target Group) shall give, all such reasonable information and assistance that is permitted by Applicable Law including (during normal business hours and upon reasonable notice) access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request and at the Seller’s cost. The Purchaser shall instruct such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchasers’ Group concerned but in accordance with the Seller’s instructions, subject to the Purchasers and each member of the Purchaser’s Group being indemnified by the Seller against all such professional or legal costs or expenses incurred by the

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Purchasers and each member of the Purchasers’ Group in relation thereto (except to the extent such costs would be covered under a Specific Indemnity Claim, then such costs and expenses shall be subject to the provisions of Schedule 10 instead, including any cost-sharing provisions in such Schedule 10).
13Restrictions on the Seller and the Purchasers
13.1Non-compete
13.1.1Subject to Clause 13.1.2, for a period of twenty-four (24) months after Closing, the Seller undertakes to the Purchasers and each member of the Target Group, that it shall not, and shall procure that no member of the Seller’s Group (for the avoidance of doubt, excluding the Target Group) shall, carry on or be engaged in any Competing Activities in Argentina (the “Restricted Business”).
13.1.2Notwithstanding Clause 13.1.1, it is hereby agreed that nothing in this Agreement shall prevent any member of the Seller’s Group located outside of Argentina from carrying on or being engaged or interested in any of the following activities in Argentina or elsewhere (none of which, for the avoidance of doubt, shall be a breach of Clause 13.1.1):
(i)acquiring or merging with any group of persons engaged in any business in Argentina which is engaged in business which is the same as, or substantially similar to, the Restricted Business, provided that such acquisition is part of a regional or global acquisition involving at least one jurisdiction other than Argentina and the Argentine part of the business represents less than 30% (by revenues) of the wider regional or global acquisition;
(ii)holding less than 10 (ten) per cent. of any class of shares of a person (including a bank subsidiary) in Argentina which is dealt on any investment exchange;
(iii)owning or acquiring the ownership of 19.9 per cent. or less of the voting capital of any entity which is engaged in business which is the same as, or substantially similar to, the Restricted Business in Argentina;
(iv)owning or acquiring, or advising in respect of such owning or acquiring, any class of securities of any person where such transaction or advice is executed solely in the Seller’s Group’s capacity as asset or wealth manager on behalf of a client or clients (including an investment fund) and not on its own account;
(v)acquiring any interest in a business or person as a result of the enforcement of a security instrument or otherwise in connection with the Seller’s Group’s role as a creditor of such business or person;
(vi)establishing and operating a new, or operating an existing, representative office in Argentina of the Seller or any of the Seller’s Affiliates located outside of Argentina;
(vii)providing any offshore or cross-border transaction, product, service or business into Argentina structured, offered, undertaken or operated at

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present or any time in the future by any member of the Seller’s Group located outside of Argentina;
(viii)conducting any proprietary non-client facing activity (including, without limitation, market hedging, liquidity, balance sheet and cash management and other treasury activities);
(ix)any other action (a) required to wind-down the business of the Seller in Argentina, or any part thereof, or (b) which is otherwise permitted or contemplated by the terms of any Transaction Document, including the Migration Plan; or
(x)any Competing Activity to the extent that: (i) the Purchasers’ Group ceases to conduct such activity and/or product in Argentina; and (ii) the Seller’s Group considers (acting reasonably and in good faith) that conducting such Competing Activity is important to be undertaken to provide products to an international client of the Seller’s Group and to avoid any detrimental impact on the Seller’s Group relationship with such clients.
13.1.3The prohibition referred to in Clause 13.1.1 shall cease to apply to (i) the Seller and any entity controlled by the Seller with immediate effect if the Seller ceases to be a member of the Seller’s Group and (ii) any other member of the Seller’s Group with immediate effect if such other member of the Seller’s Group ceases to be a member of the Seller’s Group.
13.1.4For the purposes of this Clause 13.1:
(i)“Competing Activities” means the following lines of business activities and products carried on by the Target Group in Argentina:
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***];
(f)[***]; and
(g)[***],
in each case, to the extent (i) carried on as at the date of this Agreement as part of the business of the Target Group; and (ii) conducting such activities or products requires the entity providing them to be regulated pursuant to the Argentine Financial Entities Law No. 21,526 (as amended and as supplemented) and the comprehensive text of foreign exchange regulations (texto ordenado) of the BCRA, the Argentine Mutual Fund Law No. 24,083, Argentine Insurance Law No. 17,418 or the Argentine Insurance Entities Law No. 20,091.
(ii)“offshore or cross-border transaction, product, service or business” means any transaction, product, service or business associated with banking, credit facility, lending, derivatives, foreign exchange, trade finance, collection or payment, forfeiting, factoring, leasing, fiduciary services,

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documentary credit, consumer credit, credit card services, guarantee, private banking, brokerage, deposit taking, custodianship of wealth, insurance, trustee services, mutual fund management or offering, asset or wealth management, discretionary management, money management, financial intermediation, money remittance, distribution of service products, liquidity or balance sheet management, cash management, structured finance, debt or equity capital markets, securities trading, mergers and acquisitions, investments or other financial products, which any member of the Seller’s Group or Seller’s branches located outside of Argentina is authorised, allowed or not prevented from marketing, promoting, soliciting or selling to, or entering into or conducting with, any individuals or legal entities resident or domiciled in Argentina or any Affiliates of any such individuals or legal entities located either in or outside of Argentina, including (i) via offshore entities, third party agents, service providers or vehicles of any member of the Seller’s Group (or through any employee or representative of any such person or member coming from time to time to Argentina), or (ii) via onshore representative offices in Argentina of any member of the Seller’s Group or Seller’s branches located outside of Argentina.
13.1.5Each Party undertakes that it shall not, and shall procure that none of its Affiliates shall, make or cause to be made or condone the making of any statement, comment or other communication, written or otherwise, that is disparaging, critical, derogatory or detrimental to, or otherwise reflects adversely on, harms the reputation of, or encourages any adverse action against, any Party or any member of the Target Group or any of their respective Affiliates or any of their representatives or any of the products or services of any of them, or the business of the Target Group, provided, however, that nothing in this Clause 13.1.5 is intended to prohibit or restrict the Parties or their respective Affiliates from responding truthfully to any governmental investigation, legal process or inquiry related thereto, making good faith rebuttals of another person’s untrue or materially misleading statements, or making any bona fide general competitive statements or communications without malice in the ordinary course of competition.
13.2Seller non-solicitation of Employees
13.2.1The Seller undertakes to the Purchasers and each member of the Target Group, that it shall not, and shall procure that no member of the Seller’s Group (for the avoidance of doubt, excluding the Target Group) shall, for a period of twenty-four (24) months following Closing, directly solicit or entice away from the employment of the Target Group any Key Employee who is an employee of any member of the Target Group as of the date of this Agreement, provided that nothing in this Clause 13.2.1 shall prevent the Seller from:
(i)hiring employees of the Target Group who respond to a bona fide general public advertisement not specifically directed at employees of the Target Group;
(ii)hiring employees of the Target Group who respond to a bona fide internal advertisement shown to employees of the Seller’s Group not specifically directed at employees of the Target Group;

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(iii)hiring employees of the Target Group who respond to an approach made by a recruitment agent, provided that such employees were not identified to the recruitment agent by or on behalf of the Seller or any member of the Seller’s Group and the Seller or any member of the Seller’s Group has not encouraged or advised such agency to approach such person; or
(iv)hiring employees of the Target Group who approach the Seller or any member of the Seller’s Group without solicitation by or on behalf of any of them.
13.2.2The Purchasers acknowledge that nothing in this Clause 13.2 or any other provision of this Agreement shall prevent the Seller or any member of the Seller’s Group, directly or indirectly from employing or otherwise engaging the services of the Retained Employees at any time.
13.3Seconded Employees and Retained Employees
[***]
13.4Purchasers contact with employees
The Parties acknowledge and agree that, during the period from the date of this Agreement to Closing:

13.4.1the process of consulting with and communicating with the employees of the Target Group (or their respective representatives) in connection with the Acquisition shall be managed by the Seller, and the Purchasers shall not have access to or otherwise communicate with the employees of the Target Group (or their respective representatives) without the prior written consent of the Seller;
13.4.2any communications between the Purchasers and the employees of the Target Group (or their respective authorised representatives) during such period shall be subject to the prior written approval of, and shall be held in the presence of, the Seller; and
13.4.3the Purchasers shall not, without the Seller’s prior written consent, at any time between the date of this Agreement and Closing make any statements to the employees of the Target Group (or their representatives) or make any public statements in respect of the employees of the Target Group, in either case which might reasonably be expected to cause an employee of the Target Group to resign.
13.5Incentives
[***]

13.6Deferred Awards
[***]

13.7Tax and other matters
13.7.1The Purchasers shall, or shall procure that the Target Group shall:
(i)deduct and/or pay and account for any Tax (including any social security contributions or withholdings) payable or accountable for by an employer or former employer in respect of any employment tax liability in relation to the

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Variable Pay Awards or on account of any Tax Liability of the Award Employee in relation to the Variable Pay Awards; and
(ii)make all filings required or desirable with any Governmental Entity and/or Tax Authority, in respect of each cash payment made in respect of any Variable Pay Award, and each settlement of a Variable Pay Award in shares, in each case pursuant to any of Clauses 13.5.1 or 13.6.1. If there is any conflict between the terms of this Clause 13.7.1 and any other term of this Agreement, this Clause 13.7.1 will prevail.
13.7.2The Purchasers will, and will procure that the relevant member(s) of the Purchasers’ Group (including, after Closing, the members of the Target Group) will, cooperate with and provide reasonable assistance to:
(i)members of the Seller’s Group; and
(ii)persons who are employed by members of the Seller’s Group and who were employed by members of the Seller’s Group before Closing, in respect of:
(a)the payment of any Taxation that is payable or accountable for, by a member of the Seller’s Group or their employees;
(b)any information in connection with the reporting obligations of a member of the Seller’s Group and/or otherwise with the Tax affairs of a member of the Seller’s Group or their employees;
(c)any reporting and/or administrative obligations of any member of the Seller’s Group (or their employees) or the Award Employee’s employer or former employer; and
(d)any information in connection with the reporting obligations of employees or former employees of the Target Group (including, for the avoidance of doubt by a member of the Seller’s Group on behalf of or in respect of any current or former Target Group employee), in respect of Variable Pay Awards. For this purpose, at least ten (10) Business Days before Closing, the Purchasers will provide the Seller with contact details for a main point of contact at the Purchasers who will have responsibility for providing cooperation and assistance to the Seller in accordance with this Clause 13.7.2.
13.7.3The Parties agree to cooperate with, and provide reasonable assistance to, each other in respect of their obligations under Clauses 13.5 (Incentives) and 13.6 (Deferred Awards) including where relevant to agree key points of contact, escalation processes, operational timelines, the required format(s) for data and information sharing and associated timelines for data/information delivery, and the appropriate approach to financial accruals and satisfaction of liabilities.
13.7.4The Parties acknowledge and agree that nothing in this Agreement limits, restricts or prevents the ability of the Seller’s Group, either before or subsequent to Closing, to enforce the terms of the relevant HSBC Deferred Compensation Plan that relate to malus and clawback on awards granted thereunder.
13.8Reasonableness of Restrictions

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13.9
13.10
13.11
13.12
13.12.1The Parties acknowledge and agree that the restrictions contained in Clauses 13.1 and 13.2 are a reasonable and necessary protection of the immediate interests of the Seller, the Target Group and the Purchasers, as applicable, and any violation of these restrictions would cause substantial injury to the Seller and the Purchasers, as applicable, in binding itself to these restrictions, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable. In the event of a breach or a threatened breach by the Purchasers or any member of the Target Group or the Seller or any member of the Seller’s Group, as the case may be, of these restrictions, the Seller or the Purchasers, as applicable, will be entitled to an injunction restraining the Purchasers, any member of the Purchasers’ Group, any member of the Target Group, the Seller or any member of the Seller’s Group, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Seller or the Purchasers, as applicable, from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.
13.12.2The consideration for the undertakings contained in Clauses 13.1 and 13.2 is included in the Aggregate Consideration Amount.
14Confidentiality
14.1Announcements
14.1.1No public release or announcement concerning the existence or subject matter of this Agreement shall be issued by or on behalf of any member of the Seller’s Group or the Purchasers’ Group hereto without the prior written consent of the Purchasers or Seller respectively (whose consent shall not be unreasonably withheld or delayed) and after coordination with the Purchasers or the Seller (as applicable) as soon as practicable as to the form and content of such public release or announcement, except for: (a) such release or announcement as may be required by Applicable Law or by a Governmental Entity (including any stock exchange on which the shares of either Party or their holding company is listed), including those releases or announcements which are required to be made by any member of the Seller’s Group or the Purchasers’ Group (as applicable); or (b) such release or announcement as any member of the Seller’s Group or the Target Group may be required to make pursuant to the policies and procedures generally applied by the Seller’s Group or the Target Group from time to time.
14.1.2In the event that a member of the Seller’s Group or the Purchasers’ Group is required to make a release or announcement in accordance with sub-paragraphs (a) or (b) of Clause 14.1.1, the member of the Seller’s Group or the Purchasers’ Group that is required to make the release or announcement shall coordinate with the Seller (where a member of the Purchasers’ Group is required to make a release

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or announcement) or the Purchasers (where a member of the Seller’s Group is required to make a release or announcement) as soon as practicable as to the form and content of such release or announcement and allow the other Party reasonable time, in accordance with Applicable Law or with the requirements of a Governmental Entity, to comment on such release or announcement in advance of such issuance; provided, however, that each of the Seller, the members of the Target Group and the Purchasers may make internal announcements to their respective employees that are consistent with the Seller’s and Purchasers’ prior public disclosures regarding the Acquisition after coordination with the Seller (where the Party making the internal announcement is the Purchasers) or the Purchasers (where the Party making the internal announcement is the Seller or a member of the Target Group) as soon as practicable as to the form and content of such internal announcement and allow the Seller or the Purchasers (as applicable) reasonable time to comment on such announcement in advance of the issuance.
14.2Confidentiality
14.2.1This Clause 14.2 shall be without prejudice to the Confidentiality Agreement, which shall continue until Closing, at which time it shall automatically terminate.
14.2.2Subject to Clauses 14.1 and 14.2.3, each of the Seller (and each member of the Seller’s Group and, prior to Closing, the Target Group) and the Purchasers (and each member of the Purchasers’ Group) shall treat as strictly confidential any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) or in connection with the Acquisition which relates to:
(i)the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;
(ii)the negotiations relating to this Agreement (and any such other agreements);
(iii)(in the case of the Seller and the Seller’s Group) any information relating to the Target Group following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchasers’ Group; or
(iv)(in the case of the Purchasers and the Purchasers’ Group) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group or, prior to Closing, the Target Group.
14.2.3Clause 14.2.2 shall not prohibit disclosure or use of any information if and to the extent:
(i)the disclosure or use is required by Applicable Law or any Governmental Entity, including any stock exchange on which the shares or debt securities of either Party or its holding company are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Purchasers’ Group);
(ii)the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Purchasers;

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(iii)the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or in order to enable a determination to be made by the Reporting Accountants under this Agreement;
(iv)the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;
(v)the disclosure is made to professional advisers or auditors (or previous auditors) of any member of the Seller’s Group or the Purchasers’ Group or any member of the Target Group on terms that such professional advisers or auditors are made aware of the provisions of Clause 14.2.2 in respect of such information as if they were a party to this Agreement and the disclosing Party remains responsible for any breach by its professional advisers or auditors of the terms hereof;
(vi)the disclosure is made to any member of Purchasers’ Group or Seller’s Group or Target Group, or to a director, officer or employee of any such entity, as applicable, in each case who need to know the information in connection with this Agreement or the transactions contemplated by this Agreement, on terms that such person is made aware of the provisions of Clause 14.2.2 in respect of such information as if it were a party to this Agreement and the disclosing Party remains responsible for any breach by such person of the terms hereof;
(vii)the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement); or
(viii)the other Party has given prior written approval to the disclosure or use, provided that prior to disclosure or use of any information pursuant to Clause 14.2.2(i), 14.2.2(ii) or 14.2.2(iii) the Party concerned shall, where not prohibited by Applicable Law, as soon as reasonably practicable notify the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.
15Insurance
15.1No cover under Seller Insurance Policies from Closing
The Purchasers acknowledges and agrees that from the Closing Date:
15.1.1the Target Group shall not have or be entitled to the benefit of any Seller Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Purchasers to ensure that adequate insurances are put in place for the Target Group with effect from the Closing Date;
15.1.2the Seller shall not be required to maintain any Seller Insurance Policy for the benefit of any member of the Target Group; and
15.1.3each member of the Target Group shall not make or be entitled to make or notify a claim under any Seller Insurance Policy in respect of any event, act or omission that occurred prior to the Closing Date.

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15.2Existing claims under Seller Insurance Policies
The Seller shall, at the written direction of the Purchasers, use all reasonable endeavours after the Closing Date to recover all monies due from insurers in respect of any claim which has been made before the Closing Date by or on behalf of any member of the Target Group under any Seller Insurance Policy and shall, save to the extent that:
15.2.1the Target Group has already recovered prior to the Closing Date in respect of the Losses in respect of which the claim is made; or
15.2.2the Losses in respect of which the claim is made have been taken into account in the Accounts and/or the Closing Statements, pay any monies received in respect of such claim (after taking into account the applicable proportion (by reference to other claims made in the time period to which it applies) of any deductible or excess and less any Taxation suffered (or Taxation that would have been suffered, but for the use of any applicable Relief) on the proceeds and any reasonable out of pocket costs or expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with such claim) to the Purchasers or, at the Purchasers’ written direction, the relevant member of the Target Group as soon as practicable after receipt by the Seller.
16Other Provisions
16.1Further Assurances
16.1.1Each of the Seller and the Purchasers shall co-operate with each other and shall, from time to time and at their own costs, execute such documents and perform such acts and things as the other Parties may reasonably require, in each case to transfer the Shares and assign the Subordinated Debt to the Purchasers and to give the other the full benefit of this Agreement.
16.1.2The Purchasers shall, and shall procure that each member of the Target Group shall, use reasonable efforts to retain for a period of [***] ([***]) years (or such longer period as is required by Applicable Law) from Closing any books, records, data and documents of each member of the Target Group to the extent they relate to the period prior to Closing and shall, and shall procure that each member of the Target Group shall, if reasonably requested by the Seller and at the Seller’s sole cost and expense, upon reasonable notice and during Working Hours, allow the Seller reasonable access to such books, records and documents, including the right to take copies (but excluding anything which is subject to legal privilege) (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry; (iii) to enable the Seller’s Group comply with its own tax obligations or facilitate the management or settlement of their own tax affairs, or (iv) to enable the Seller’s Group comply with its own internal policies and procedures.
16.1.3To the extent that the provision of any information pursuant to Clause 16.1.2 is restricted by Applicable Law, the Purchasers shall, and shall procure that each member of the Target Group shall, upon the request of the Seller, take all reasonable steps available to enable the Purchasers and/or the relevant member of the Target Group to provide any such information to the Seller including, where

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necessary, seeking a specific dispensation from a Governmental Entity for the sharing of such information with the Seller and/or third parties (including, for the avoidance of doubt, any regulatory body) and/or facilitating all discussions in relation to the period prior to Closing between regulatory bodies and such relevant Governmental Entity, provided that the Purchasers shall not be obliged to initiate any lawsuit, action or judicial or administrative proceeding against the BCRA.
16.1.4Following Closing and subject to Applicable Law, the Seller shall be entitled to retain copies of all books, records, documents, data and information of or relating to the period prior to Closing.
16.1.5The Purchasers shall procure that the Seller and each member of the Seller’s Group (and their respective authorised agents) are (on reasonable notice in writing to the Purchasers) afforded such reasonable access to personnel and such other reasonable assistance as may be reasonably required to enable the Seller and the members of the Seller’s Group to comply with their own Taxation obligations or facilitate the management or settlement of their own Taxation affairs, in each case which relate to any period beginning prior to Closing, at the Seller’s expense.
16.1.6The Seller shall procure that the Purchasers and each member of the Purchasers’ Group (including, after Closing, the Target Group) and their respective authorised agents are (on reasonable notice in writing to the Seller) afforded such reasonable access to personnel and such other reasonable assistance as may be reasonably required to enable the Purchasers and the members of the Purchasers’ Group (including, after Closing, the Target Group) to comply with their Taxation obligations or facilitate the management or settlement of their Taxation affairs, in each case which relate to any period beginning prior to Closing, at the Purchasers’ expense.
16.2Whole Agreement
16.2.1This Agreement contains the whole agreement between the Seller and the Purchasers relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by Applicable Law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller and the Purchasers in relation to the matters dealt with in this Agreement.
16.2.2The Purchasers agree and acknowledge that, in entering into this Agreement, they are not relying on any warranty, representation or undertaking not expressly incorporated into it.
16.2.3Except as expressly provided herein (and, in particular, without prejudice to Clauses 13.8 and 16.13), each of the Seller and the Purchasers agrees and acknowledges that its only right and remedy in relation to any warranty, representation or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Seller and the Purchasers waives all other rights and remedies (including those in tort or arising under statute) in relation to any such warranty, representation or undertaking.
16.2.4In Clauses 16.2.1 to 16.2.3, “this Agreement” includes the Disclosure Letter, the Confidentiality Agreement and all documents entered into pursuant to this Agreement.

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16.2.5If there is any inconsistency between the terms of this Agreement, the Disclosure Letter and the Confidentiality Agreement, this Agreement shall prevail (as between the Parties and as between any other members of the Seller’s Group and any other members of the Purchasers’ Group) to the extent of the inconsistency, unless otherwise expressly agreed in writing.
16.2.6Nothing in this Clause 16.2 excludes or limits any liability for fraud.
16.3Assignment
16.3.1Except as permitted by Clause 16.3.2 and 16.3.3, neither the Purchasers nor the Seller may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.
16.3.2Subject to Clause 16.3.5, the Seller may assign to any member of the Seller’s Group the benefit of the whole or any part of this Agreement, and it may be enforced by any member of the Seller’s Group, provided if any assignee under this Clause 16.3.2 ceases to be a member of the Seller’s Group, any rights under this Agreement which have been assigned to it shall be promptly assigned to, or made the subject of a trust in favour of, another member of the Seller’s Group.
16.3.3Subject to Clause 16.3.5, the Purchasers may assign to any member of the Purchasers’ Group the benefit of the whole or any part of this Agreement, and it may be enforced by any member of the Purchasers’ Group under this Clause 16.3.3, provided if any assignee ceases to be a member of the Purchasers’ Group, any rights under this Agreement which have been assigned to it shall be promptly assigned to, or made the subject of a trust in favour of, another member of the Purchasers’ Group.
16.3.4Any such person to whom an assignment is made under Clause 16.3.2 or Clause 16.3.3 may itself make an assignment as if it were the Seller or the Purchasers, respectively.
16.3.5Any assignment made pursuant to Clause 16.3.2 or Clause 16.3.3 shall be subject to the following conditions:
(i)the liability of the non-assigning Party under this Agreement to any assignee shall not be greater than its liability to the assignor under this Agreement and no assignee shall be entitled to receive under this Agreement any greater amount than that to which the assigning Party would have been entitled:
(ii)the assignment shall not result in any Taxes (including by way of withholding), costs or expenses for the non-assigning Party or its direct or indirect owners if and to the extent that such Taxes, costs or expenses would not have been suffered, payable or incurred by the non-assigning Party or its direct or indirect owners if the assignment had not occurred; and
16.3.6This Agreement shall be binding on and continue for the benefit of the successors and assignees of each Party.

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16.4Third Party Rights
16.4.1A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement except as set out in Clause 8.8 and Clause 16.4.2.
16.4.2HLAH may enforce and rely on Clause 3.1.2 and 6.4.10 and paragraph 2.1.2 of Schedule 2 to the same extent as if it were a Party.
16.5Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller and the Purchasers.
16.6Method of Payment, Set-Off and Withholding
(i)Withholding and gross-up
16.6.1

(i)Save as otherwise provided in this Agreement and subject to Clause 16.6.1(ii), all other sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as required by Applicable Law. If any deductions or withholdings are required on such sums by Applicable Law, the payer shall deduct or withhold the minimum amount required by Applicable Law and the payer shall account to the relevant Tax Authority for the amount so required to be deducted or withheld.
(ii)In relation to any payment of the Share Consideration Amount to the Seller (except to the extent a payment is made pursuant to this Agreement in respect of any breach of warranty claim, or any indemnity, reimbursement, covenant to pay, or similar method of compensation provision (including for the avoidance of doubt and any provision of this Agreement pursuant to which one party has agreed to bear the costs and expense of a particular item but the initial costs and expense of such item has been incurred by another party)), and the payment of the Subordinated Debt Consideration to HLAH, any required deduction or withholding required by Applicable Law in respect of such sums shall be effected in accordance Clauses 16.6.5 to 16.6.16 below.
16.6.2
(i)Subject to Clause 16.6.2(ii) and 16.6.2(iii) below, if any deductions or withholdings are required by Applicable Law to be made on any payment made pursuant to this Agreement in respect of any breach of warranty claim, or any indemnity, reimbursement, covenant to pay, or similar method of compensation provision (including for the avoidance of doubt and any provision of this Agreement pursuant to which one party has agreed to bear the costs and expense of a particular item but the initial costs and expense of such item has been incurred by another party), the payer shall pay the recipient (or procure that the recipient is paid) such sum as will ensure that, after the deduction or withholding has been made, the recipient is left with the same amount as it would have been entitled to receive if no such

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deduction or withholding had been required, provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other party under this Clause 16.6.2(i) shall be limited to that (if any) which it would have been had no such transfer or change taken place.
(ii)Clause 16.6.2(i) shall not apply to the payment by the Seller Guarantor in respect of a payment made pursuant to Clause 10.1.1(ii)(a) or 10.1.1(iii) or to the payment by Grupo Financiero in respect of a payment made pursuant to Clause 10.2.1(ii)(a) or 10.2.1(iii) (each of which shall instead be governed by Clause 16.6.17), or in respect of any indemnity payment made pursuant to Clauses 8.3.3 or 8.3.4.
(iii)Clause 16.6.2(i) shall not apply in respect the payment of the Seller External Migration Costs and the amount of any Applicable External IVA pursuant to Clause 5.3.3. To the extent that any deductions or withholdings are required by Applicable Law on such payments, the payer shall pay the recipient (or procure that the recipient is paid) such sum as will ensure that the cost of any such deduction or withholdings is shared between the payer and the recipient in a 75:25 split (respectively), provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other party under this Clause 16.6.2(iii) shall be limited to that (if any) which it would have been had no such transfer or change taken place.
16.6.3If any payment is made under this Agreement pursuant to an indemnity, reimbursement, covenant to pay, or any similar method of compensation provision, then the sum payable shall be adjusted to such sum as will ensure that after payment of any Taxation charged on such sum in the hands of the recipient (including any Taxation which would have been charged but for the availability of a Relief), the recipient is left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation after giving credit for any Relief that is or will be available to the recipient in respect of the matter giving rise to the payment, provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other party under this Clause 16.6.3 shall be limited to that (if any) which it would have been had no such transfer or change taken place. This Clause 16.6.3 shall not apply:
(i)to Taxation attributable to a payment being properly treated as an adjustment to the Share Consideration Amount; or
(ii)if and to the extent that the amount of the indemnity, reimbursement, covenant to pay or similar method of compensation payment has already

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been adjusted to take account of the Taxation that is or will be charged on receipt or Relief that is or will be available in respect of the matter giving rise to the payment.
16.6.4Where any deduction or withholding is required in respect of any payment under this Agreement, the recipient of such payments shall promptly provide and submit such forms and documents and complete such procedural formalities as may be required by the relevant tax authorities for the payer to obtain authorisation to make such payment without having to make a such deduction or withholding or to make such deduction or withholding in the minimum amount required by Applicable Law, in each case as is reasonably requested in writing by the payor of the payment.
The Seller and HLAH’s capital gains tax liability

Definitions

16.6.5[***].
16.6.6[***].
16.6.7[***].
16.6.8[***].
16.6.9[***].
16.6.10[***].
16.6.11[***].
16.6.12[***].
16.6.13[***].
16.6.14[***].
16.6.15[***].
16.6.16[***].
Guarantor Payments

16.6.17[***].
Method of payment for other SPA payments

16.6.18[***].
16.6.2[***].
16.7IVA
16.7.1Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any IVA thereon not otherwise recoverable by the other Party or the representative member, if applicable, of any IVA Group of which it forms part, if applicable, subject to that person or representative member using all reasonable endeavours to recover such amount of IVA as may be practicable. If the costs, charges or expenses relate to a supply made to the party being indemnified or reimbursed (the “Payee”) in its capacity as agent of the payer which is treated

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for IVA purposes as a supply made direct to the payer, the Payee shall use reasonable endeavours to procure that the supplier issues to the payer a valid IVA invoice.
16.7.2Unless otherwise specified, all amounts payable under or in accordance with this Agreement are exclusive of any applicable IVA. If any payment under this Agreement constitutes the consideration for a taxable supply for IVA purposes, then: (i) the recipient shall provide to the payer a valid IVA invoice; and (ii) subject to the provision of a valid IVA invoice in accordance with (i), and save where the reverse charge procedure applies, in addition to that payment the payer shall pay to the recipient any IVA due.
16.8Costs
16.8.1Except as otherwise provided in this Agreement, the Seller shall bear all costs (including legal and financial adviser fees and expenses) incurred by it in connection with the preparation, negotiation and entry into of the Transactions Documents and the sale of the Shares and the Subordinated Debt.
16.8.2Except as otherwise provided in this Agreement, the Purchasers shall bear all costs (including legal and financial adviser fees and expenses) incurred by it in connection with the preparation, negotiation and entry into of the Transactions Documents and the purchase of the Shares and the Subordinated Debt.
16.9Stamp Duty, Fees and Taxes
The Purchasers shall bear the cost of all stamp duty, any notarial fees and all registration, document and transfer taxes and duties or their equivalents (including any interest and/or penalties payable in respect of the same), if any, in all jurisdictions where such fees, taxes and duties are payable as a result of the execution of this Agreement and the transactions contemplated by this Agreement. The Purchasers shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.
16.10Notices
16.10.1Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)in writing in the English language; and
(ii)delivered by hand, email, recorded delivery or courier using an internationally recognised courier company.
16.10.2A Notice to the Seller or Seller Guarantor shall be sent to the following address, or such other person or address as the Seller or Seller Guarantor may notify to the Purchasers from time to time in writing by courier:
HSBC Holdings plc
[***]
Attention: [***]
With a copy to (which shall not constitute notice):
[***]

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A Notice to the Purchasers shall be sent to the following address, or such other person or address as the Purchasers may notify to the Seller and the Seller Guarantor from time to time in writing:
Grupo Financiero Galicia
[***]
Attention: [***]
With a copy to (which shall not constitute notice):
Estudio Beccar Varela
[***]
Banco Galicia
[***]
Attention: [***]
With a copy to (which shall not constitute notice):
Estudio Beccar Varela
[***]
16.10.3A Notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by courier.
16.10.4A Notice that is deemed by Clause 16.10.3 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.
16.11Invalidity
16.11.1If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.
16.11.2To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.11.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.11.1, not be affected.
16.12Waiver
Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any other agreements or side letters entered into by the Parties in writing in respect of this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. No waiver by any Party of any of its rights or remedies or of the BCRA Approval under this Agreement shall be

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deemed to be a waiver of any of the other rights, remedies and obligations of either of the Parties under this Agreement.
16.13Specific Performance
Each of the Parties hereto acknowledges that nothing in the Dispute process referred to in Clause 16.14 will limit or preclude the other Party from, and the other Party shall be entitled to seek, at any time, specific performance, injunctive and other equitable relief in addition to any other remedy to which they may be entitled at law or in equity (without the requirement to prove monetary damages as an insufficient remedy).
16.14Governing Law, Arbitration and Jurisdiction
16.14.1Any Dispute shall be referred to and finally resolved by arbitration (except as provided in paragraph 4 of Schedule 3). The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) under the ICC Arbitration Rules in effect at the time of the commencement of the arbitration (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause 16.14.
16.14.2The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. Judgment on any award may be entered in any court having jurisdiction thereover. The arbitral tribunal shall consist of three arbitrators, one of which shall be chosen by the Seller, one of which shall be jointly chosen by the Purchasers and the third of which shall be appointed by the other two chosen arbitrators.
16.14.3The location of any hearing that the arbitral tribunal directs is to take place by physical attendance shall be New York, United States (or such other place as the Parties may agree). For the avoidance of doubt, this clause 16.14.3 is without prejudice to the arbitral tribunal’s power, in accordance with Article 26(1) of the Rules, to direct that any hearing shall be conducted remotely by videoconference, telephone or other appropriate means of communication.
16.14.4For the purposes of Clause 16.14.1, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
16.14.5This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with this Agreement and such documents shall be governed by and construed in accordance with English law.
16.14.6Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clause 16.14.1 only, including if necessary the grant of interlocutory relief pending the outcome of that process.

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